UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Pinnacle West Capital Corporation

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PINNACLE WEST CAPITAL CORPORATION
Post Office Box 53999
PHOENIX, ARIZONA 85072-3999
NOTICE AND PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
Wednesday, May 19, 2010
To our Shareholders:
          On behalf of our Board of Directors, you are invited to attend the 2010 Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the “Company” or “Pinnacle West”) to be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 19, 2010. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:
(1)	Election of 11 directors to serve until the 2011 Annual Meeting of Shareholders (Proposal 1);

(2)	Amendment to the Company’s Bylaws to permit shareholders to call special shareholder meetings (Proposal 2); and

(3)	Ratification of the appointment of the Company’s independent accountants for the year ending December 31, 2010 (Proposal 3).
          All shareholders of record at the close of business on March 22, 2010 are entitled to notice of and to vote at the meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.
By order of the Board of Directors,

DAVID P. FALCK
Executive Vice President, General Counsel and Secretary

We encourage each shareholder to use Internet voting, telephone voting, or to sign and return a proxy card.
Please see our General Information section for information about voting by Internet, telephone, or mail.

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GENERAL INFORMATION
Place, Date and Time
          This proxy statement contains information regarding the Company’s 2010 Annual Meeting of Shareholders (“Annual Meeting”), which will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 19, 2010.
Notice of Internet Availability
          Unless you elected to receive printed copies of the proxy materials in prior years, you will receive a Notice of Internet Availability of Proxy Materials by mail (the “Internet Notice”). The Internet Notice will instruct you as to how you may access and review the proxy materials. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Internet Notice.
          The Internet Notice is first being sent to shareholders on or about April 8, 2010. The proxy statement and the form of proxy relating to the Annual Meeting are first being made available to shareholders on or about April 8, 2010.
Record Date; Shareholders Entitled to Vote
          All shareholders at the close of business on March 22, 2010 (the “record date”) are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case “cumulative” voting applies (see “Vote Required – Election of directors” on page 2 of this proxy statement). At the close of business on the record date, there were 101,531,971 shares of common stock outstanding.
Voting
Vote by Internet. The website address for Internet voting is on the Internet Notice. Internet voting is available 24 hours a day.
Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day.
Vote by mail. If you have requested and received a copy of our proxy materials, promptly mark, date, sign and mail a proxy card (a postage-paid envelope is provided for mailing in the United States).
If you vote by telephone or Internet, DO NOT mail a proxy card.
          You may change or revoke your vote at any time before the proxy is exercised by: filing with our Corporate Secretary either a notice of revocation or a signed proxy card bearing a later date; revoting by telephone; or revoting by Internet. Your proxy will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
          Your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting of votes; and persons who need access for legal reasons.
Quorum
          The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists, shares that are entitled to vote but not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for purposes of determining whether there is a quorum. Shares owned by the Company are not considered outstanding or present at the meeting.

Vote Required
Election of directors. Individuals receiving the highest number of votes will be elected. The number of votes that a shareholder may, but is not required to, cast is calculated by multiplying the number of shares of common stock owned by the shareholder, as of the record date, by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them for any one nominee, or by distributing them among two or more nominees. Abstentions will not be counted towards a nominee’s total and will have no affect on the election of directors. You may not cumulate your votes against a nominee. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes for any one or more (but less than all) nominees, you should contact your broker, trustee or nominee. Cumulative voting applies only to the election of directors. If you would like to exercise your cumulative voting rights, you must do so by mail. The Company’s Bylaws provide that, in an uncontested election, a director nominee who receives a greater number of votes cast “withheld” for his or her election than “for” such election will promptly tender his or her resignation to the Corporate Governance Committee (the “CG Committee”). The CG Committee is required to evaluate the resignation, taking into account the best interests of the Company and its shareholders, and will recommend to the Company’s Board of Directors (the “Board”) whether to accept or reject the resignation.
The New York Stock Exchange (“NYSE”) recently eliminated broker discretionary voting for the election of directors. This means that unlike in prior years, your broker is not able to vote on your behalf in any director election unless you give your broker specific voting instructions. We encourage you to provide instructions so that your shares will be counted in the election of directors.
The Bylaw amendment and ratification of the appointment of the independent accountants. The affirmative vote of a majority of the shares voted on that item will be required for approval of the Bylaw amendment and the ratification of the appointment of the independent accountants for the year ending December 31, 2010. Abstentions and broker non-votes will have no affect on the outcome of these proposals.
The Board recommends a vote:
•	FOR election of the nominated slate of directors (Proposal 1);

•	FOR amending the Bylaws to permit shareholders to call special shareholder meetings (Proposal 2); and

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the year ending December 31, 2010 (Proposal 3).
          The Board is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment.
Attendance at the Annual Meeting
          You or your validly designated proxy may attend the meeting if you were a shareholder as of the record date. However, the Chairman of the meeting may limit the number of proxy representatives permitted to attend if a shareholder sends several representatives to the meeting.
Delivery of Annual Reports and Proxy Statements to a Shared Address; Obtaining a Copy of the Annual Report
          If you and one or more shareholders share the same address, it is possible that only one Internet Notice, Annual Report or proxy statement was delivered to your address. Registered shareholders at the same address who wish to receive separate copies of the Internet Notice, the Annual Report or proxy statement may:

•	call the Company’s Shareholder Services at 1-602-250-5511;

•	mail a request to Shareholder Services at P.O. Box 53999, Mail Station 8602, Phoenix, AZ 85072-3999; or

•	e-mail a request to: shareholderdept@pinnaclewest.com.
The Company will promptly deliver to you the information requested.
          Shareholders who own Company stock through a broker and who wish to receive separate copies of the Internet Notice, Annual Report or proxy statement should contact their broker.
          You can access our Annual Report via the Internet or request a copy as described in the Internet Notice. A copy of the Annual Report is available on the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. Shareholders may request a copy from Shareholder Services at the telephone number or address set forth above.
Shareholder Proposals or Director Nominations for 2011 Annual Meeting
          To be included in the proxy materials for the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”), any shareholder proposal intended to be presented at that meeting must be received by our Corporate Secretary no later than December 9, 2010 at the following address:
Corporate Secretary
Pinnacle West Capital Corporation
400 North Fifth Street, Mail Station 9068
Phoenix, Arizona 85004
          A shareholder who intends to present a proposal at the 2011 Annual Meeting, but does not wish it to be included in the 2011 proxy materials, must submit the proposal by the close of business on February 18, 2011, but not earlier than January 19, 2011. Nominations for the Board must be received by November 20, 2010. In all cases, shareholders must also comply with the applicable rules of the SEC and our Bylaws.
Proxy Solicitation Cost
          The Board is soliciting the enclosed proxy. The Company may solicit shareholders over the Internet, by telephone or by mail. The Company has retained Georgeson Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $8,500, plus customary expenses. The costs of the solicitation will be paid by the Company. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.
INFORMATION ABOUT OUR BOARD AND CORPORATE GOVERNANCE
Director Independence
          NYSE rules require companies whose securities are traded on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company’s board of directors to make director independence determinations in all other circumstances. The Company’s Board has adopted Director Independence Standards to assist the Board in making director independence determinations. These Director Independence Standards are available at the Company’s website at www.pinnaclewest.com.
          Based on the Board’s review, the Board has determined that two of the Company’s 14 directors are not independent and that 12 of the directors are independent. The 12 independent directors are Messrs. Basha, Gallagher, Jamieson, Lopez, Nordstrom, Parker and Stewart, Drs. Cortese and Herberger and Mses. Clark-Johnson, Grant and

Munro. Mr. Brandt is not independent under the NYSE rules or the Director Independence Standards because of his employment with the Company. Mr. Post is not independent under the NYSE rules or the Director Independence Standards due to his former employment with the Company.
          In accordance with the NYSE rules and the Director Independence Standards, the Board undertakes an annual review to determine which of its directors are independent. The reviews generally take place in the first quarter of each year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.
          In considering the independence of Mr. Gallagher, the Board considered that the law firm of Gallagher & Kennedy, P.A. (“Gallagher & Kennedy”) where Mr. Gallagher is Chairman Emeritus, provided legal services to the Company in prior years and in 2009, and is expected to perform legal services for the Company in 2010. However, since: (a) the amounts paid to Gallagher & Kennedy, were less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards; (b) Mr. Gallagher does not furnish legal services to the Company; and (c) he has advised the Company that he receives no compensation or benefits from Gallagher & Kennedy as a result of the firm providing legal services to the Company, the Board determined that Mr. Gallagher was independent.
          Mr. Parker is Chairman and Chief Executive Officer of US Airways Group, Inc. and US Airways, Inc. (collectively “US Airways”), a commercial airline headquartered in Phoenix, Arizona, where the Company is also headquartered. In considering the independence of Mr. Parker, the Board considered the fact that directors and employees of the Company and its subsidiaries purchase air travel and freight services from time to time for business purposes from US Airways or its affiliates. The Board determined that these matters do not impact Mr. Parker’s independence because they are ordinary course, arms-length transactions that are not material to either the Company or US Airways, and the amounts paid to US Airways are less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards and are less than one percent of the Company’s and US Airways’ revenues for fiscal year 2009.
          Ms. Clark-Johnson is an employee of Arizona State University (“ASU”) in her capacity as the Executive Director of the Morrison Institute for Public Policy. Dr. Cortese is also an employee of ASU in his capacity as Director of the ASU Health Care Delivery and Policy Program and a Foundation Professor in the Department of Biomedical Informatics, Ira A. Fulton School of Engineering and in the School of Health Management and Policy, W.P. Carey School of Business. ASU is considered a part of the reporting entity for the State of Arizona (the “State”) for financial reporting purposes and, as such, the State is the entity considered in applying the independence tests. In considering the independence of Ms. Clark-Johnson and Dr. Cortese, the Board considered the fact that transactions between the State and the Company and its affiliates consist of providing electric service, utility-related construction, building and parking leases, and the payment of various state fees and taxes. The Board determined that these matters do not impact Ms. Clark-Johnson’s or Dr. Cortese’s independence since amounts paid to or received from the State are less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards. In addition, neither of these directors benefit financially, directly or indirectly, from ASU’s business relationships with the Company, most of which consist of receiving electric service at regulated rates.
          With respect to all of the directors, the Board considered that many of the directors and/or businesses of which they are officers, directors, shareholders, or employees are located in APS’ service territory and receive electricity from APS. The Board considered these relationships in determining the directors’ independence, but, because the rates and charges for electricity provided by APS are fixed by the Arizona Corporation Commission (“ACC”), and the directors satisfied the other independence criteria specified in the NYSE rules and the Director Independence Standards, the Board determined that these relationships did not impact any director’s independence. The Board also considered contributions to charitable and non-profit organizations where a director also serves as a director of such charities or organizations. However, since none of the directors also serves as an executive officer of such charitable or non-profit organizations, the Board determined these payments did not impact any director’s independence.

Board Meetings and Attendance
          In 2009, our Board held nine meetings and each director attended at least 75% of the Board meetings and any meetings of committees on which he or she served. The Corporate Governance Guidelines provide that each director is expected to be present at the Annual Meeting. All of the Board members attended the 2009 Annual Meeting.
Board Committees
          The Board has a standing Audit Committee, Human Resources Committee (“HR Committee”), CG Committee and Finance, Nuclear and Operating Committee (“FNO Committee”). The Audit Committee, HR Committee and CG Committee are made up of independent directors. All members of the Audit Committee, the HR Committee, and the CG Committee meet the independence requirements of the NYSE rules, Securities and Exchange Commission (“SEC”) rules, and the Director Independence Standards. All of the charters of the Board’s committees, the Director Independence Standards, and the Corporate Governance Guidelines are publicly available on the Company’s website (www.pinnaclewest.com).
          The Audit Committee
          The Company’s Audit Committee held six meetings in 2009. Among other things, the Audit Committee:
•	oversees the integrity of the Company’s financial statements;

•	appoints the independent accountants and is responsible for their qualifications, independence, performance, and compensation;

•	reviews the performance of the Company’s internal audit function; and

•	monitors the Company’s compliance with legal and regulatory requirements.
          The Board has determined that each member of the Audit Committee meets the NYSE experience requirements and that Mr. Nordstrom, the Chair of the Audit Committee, is an “audit committee financial expert” under applicable SEC rules.
          The Human Resources Committee
          In 2009, the HR Committee met seven times. Among other things, the HR Committee:

•	reviews management’s programs for the attraction, retention, and development of the Company’s human resources;

•	approves policies on compensation, benefits, and perquisites, including incentive cash compensation plans and equity participation;

•	recommends persons for election or appointment as officers to the full Board;

•	annually reviews the goals and performance of our officers;

•	approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), assesses the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this assessment;

•	makes recommendations to the Board with respect to non-CEO executive compensation and director compensation; and

•	acts as the “committee” under our long-term incentive plans.

          Under the HR Committee’s charter, the HR Committee may delegate authority to subcommittees, but did not do so in 2009.

          The Corporate Governance Committee
          In 2009, all of the Company’s non-management directors were given notice of and could attend the meetings of the CG Committee. The CG Committee met five times in 2009. Among other things, the CG Committee:
•	develops the Company’s Corporate Governance Guidelines;

•	develops and recommends to the full Board criteria for selecting new directors;

•	identifies and evaluates individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	recommends director nominees to the full Board; and

•	recommends to the Board the directors who should serve on each of the Board’s committees.
          The CG Committee formed a Nomination Subcommittee and delegated to the Subcommittee the duties to: develop and recommend to the full Board the Board’s criteria for selecting new directors; identify and evaluate individuals qualified to become members of the Board consistent with criteria approved by the Board; recommend director nominees to the full Board; and recommend to the Board who should serve on each of the Board committees.
          The Finance, Nuclear and Operating Committee
          The FNO Committee held three meetings in 2009. Among other things, the FNO Committee:

•	reviews and assesses reports from the Palo Verde Nuclear Oversight Committee (the “NOC”), which formally reports to the FNO Committee and APS’ Chief Executive Officer;

•	reviews the results of major inspections and evaluations by external oversight groups, such as the Nuclear Regulatory Commission (“NRC”) and the Institute of Nuclear Power Operations;

•	reviews the Company’s historical and projected financial performance, annual budgets and the Company’s financing plan and recommends approval of credit facilities and the issuance of long-term debt and common equity;

•	reviews and recommends approval of short-term investments and borrowing guidelines;

•	reviews and recommends to the Board the Company’s dividend actions, including stock dividends and other distributions;

•	reviews and monitors the performance of the Company’s environmental policies; and

•	reviews and monitors the customer and power plant operations of the Company.

          The NOC is an independent committee of individuals who have extensive and recognized experience and expertise in the design, operation, management, and regulation of nuclear power plants. The purpose of the NOC is to provide the Board and APS executive management with an independent assessment of the performance of the Palo Verde Nuclear Generating Station (“Palo Verde”). Performance includes nuclear safety, plant reliability, plant management, and organizational effectiveness. The NOC performs assessments of Palo Verde compared to established nuclear industry standards and practices and corporate requirements, with a particular emphasis on safe operation of the facility and protection of public health, safety, and the environment.

The Board’s Leadership Structure
          Lead Director. Ms. Munro serves as the Company’s Lead Director and chairs the CG Committee. The Lead Director performs the following functions:
•	serves as a liaison between the Chairman of the Board (the “Chairman”) and the independent directors;

•	advises the Chairman as to an appropriate schedule of Board meetings, reviews and provides the Chairman with input regarding agendas for the Board meetings and, as appropriate or as requested, reviews and provides the Chairman with input regarding information sent to the Board;

•	presides at all meetings at which the Chairman is not present, including executive sessions of the non-management and the independent directors. Executive sessions are scheduled as part of each Board meeting. The independent directors meet in executive session at least once a year;

•	calls meetings of the non-management and the independent directors when necessary and appropriate;

•	oversees the Board and Board committee self-assessment process;

•	is available for consultation and direct communication with the Company’s shareholders and other interested parties; and

•	performs such other duties as the non-management directors may from time to time delegate.
          Chairman and CEO Positions. The Chairman is Donald E. Brandt, the Company’s CEO. The Board believes that combining the roles of the CEO and Chairman enhances the Board’s ability to communicate clearly and effectively with management, and that an independent Board Chairman would create an additional level of hierarchy that would only duplicate the activities already being vigorously carried out by its Lead Director.
The Board’s Role in Risk Oversight
          The Board’s oversight of the Company’s risk management function is designed to provide assurance that the Company’s risk management processes are well adapted to and consistent with the Company’s business and strategy, and are functioning as intended. The Board focuses on fostering a culture of risk awareness and risk-adjusted decision-making and ensuring that an appropriate “tone at the top” is established. The Board regularly discusses and updates a listing of areas of risk and allocates responsibility for them among the Board committees, which list includes, among other things, regulatory risk, safety, nuclear operations and compliance, and business continuity. Each committee:
•	receives periodic presentations from management about its assigned risk areas;

•	assesses the effectiveness of the risk identification and mitigation measures being employed; and

•	discusses their assessments and recommendations with the full Board at least annually.
          Consistent with the requirements of the NYSE’s corporate governance standards, the Audit Committee discusses the comprehensiveness of the Board’s risk oversight process, and plays a coordinating role designed to ensure that no gaps exist in the coverage by the Board committees of risk areas. The Audit Committee also discusses risk management activities with the Company’s executive risk management committee described below. In recommending the composition of the Board’s committees and the selection of committee Chairs, the CG Committee takes into account the effective functioning of the risk oversight role of each Board committee, and the risk areas assigned to it. The Board also periodically reviews the Company’s internal organization of the risk management function. In this organization:

•	the business area leaders are responsible for identifying, assessing, and managing their risks;

•	the internal risk management group (reporting to the Vice President, Strategic Initiatives and Risk, who reports to the President of APS) is responsible for implementing a consistent risk management framework and reporting process across the Company and APS; and

•	an executive risk management committee (chaired by the Chief Financial Officer) is responsible for approving the framework, developing guidelines and practices, and setting risk tolerance limits.
Director Qualification; Selection of Nominees for the Board
          Director Qualifications. The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nomination Subcommittee for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for Board membership, the Nomination Subcommittee considers the following qualities, among others: integrity; knowledge, including regulatory and political knowledge, and nuclear expertise at the strategic level; judgment; understanding of the Company’s business environment; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, including large organizational leadership, public company experience, risk management experience, and shareholder value experience; and willingness to devote adequate time to Board duties.
          Selection of Nominees for the Board. The Nomination Subcommittee uses a variety of methods to identify and evaluate nominees for a director position. The Nomination Subcommittee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board reflects the appropriate balance of knowledge, skills, expertise, and diversity required for the Board as a whole. In the event that vacancies are anticipated, or otherwise arise, the Nomination Subcommittee may consider various potential candidates. Candidates may come to the attention of the Nomination Subcommittee through current Board members, professional search firms, shareholders, or other persons. The Nomination Subcommittee evaluates all nominees against the same criteria regardless of the source of the nomination. Any shareholder nominations proposed for consideration by the Nomination Subcommittee should include the nominee’s name and qualifications for Board membership and should be addressed to:
Corporate Secretary
Pinnacle West Capital Corporation
400 North Fifth Street, Mail Station 9068
Phoenix, Arizona 85004
          Any shareholder who wishes to submit a nomination for a director to the Board must deliver that nomination to our Corporate Secretary by November 20, 2010 and comply with the information requirements in the Company’s Bylaws.
          Candidates may be considered by the Nomination Subcommittee at any point during the year. The Nomination Subcommittee recommended Dr. Cortese for Board membership in September 2009. Dr. Cortese became a director effective January 1, 2010.
Director Resignation Due to Substantial Change in Their Primary Business Position
          Under the Company’s Corporate Governance Guidelines, upon a substantial change in a director’s primary business position, a director is required to apprise the CG Committee and should offer his or her resignation for consideration to the CG Committee. The CG Committee will recommend to the Board the action, if any, to be taken with respect to the tendered resignation.
Communication with the Board
          Shareholders and other parties interested in communicating with the Board may do so by writing to Board of Directors, Pinnacle West Capital Corporation, 400 North Fifth Street, Mail Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999. You should send communications that are intended specifically for the non-management directors to the same address to the attention of the CG Committee Chair.

Company Code of Business Conduct and Ethics; Strategic Framework
          In order to ensure the highest levels of business ethics, the Board has adopted the Ethics Policy and Standards of Business Practices, which applies to all employees, and the Code of Ethics for Financial Executives, both of which are described below:
          Ethics Policy and Standards of Business Practices. “Doing the Right Thing” presents the Ethics Policy and the Standards of Business Practices of the Company and its subsidiaries. Employees and directors receive a copy of “Doing the Right Thing” when they join the Company and are provided updates periodically. These guidelines help ensure that the employees, officers and directors of the Company and its subsidiaries act with integrity and avoid any real or perceived violation of the Company’s ethics policy, laws, or regulations.
          Code of Ethics for Financial Executives. The Company has adopted a Code of Ethics for Financial Executives, which is designed to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure. “Financial Executive” means the Company’s CEO, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, and persons performing similar functions at any of the Company’s subsidiaries.
          The Company provides periodic on-line training and examination covering the principles in the Ethics Policy and Standards of Business Practices and in the Code of Ethics for Financial Executives. This training includes extensive discussion of the Company’s values, an explanation of Company ethical standards, application of ethical standards in typical workplace scenarios, assessment questions to help measure understanding, and an electronic sign-off. All of the employees of the Company and APS, except those on a leave of absence or newly-hired employees, and all of our directors have completed the training. The codes of conduct are available at the Company’s website (www.pinnaclewest.com).
          The Company’s Strategic Framework. APS has adopted a strategic framework that defines its vision, mission, areas of focus, and values. APS’ vision is to create a sustainable energy future for Arizona. APS’ mission is to safely and efficiently generate and deliver reliable electric power and related services to its customers. The areas of focus are employees, operational excellence, environmental stewardship, continuous improvement, customers and communities, and shareholder value. The framework affirms our corporate values of safety, integrity and trust, accountability, and respect.

DIRECTOR COMPENSATION
2009 Directors’ Compensation
          Compensation of the directors for 2009 was as follows:

Name[1]	Fees Earned	Stock	Option	Non-Equity	Change in	All Other	Total
	or Paid in	Awards	Awards	Incentive Plan	Pension Value	Compensation	($)
	Cash	($)[3]	($)	Compensation	and	($)[5]
	($)[2]			($)	Nonqualified
					Deferred
					Compensation
					Earnings[4]
					($)

Edward N. Basha, Jr.	70,500	49,088	0	0	0	5,056	124,644
Donald E. Brandt[6]	0	0	0	0	0	0	0
Susan Clark-Johnson	67,500	49,088	0	0	0	5,056	121,644
Michael L. Gallagher	85,083	49,088	0	0	23,540	5,056	162,767
Pamela Grant	76,583	49,088	0	0	0	5,056	130,727
Roy A. Herberger, Jr., Ph.D.	88,000	49,088	0	0	16,367	2,306	155,761
William S. Jamieson	72,000	49,088	0	0	14,364	56	135,508
Humberto S. Lopez	78,083	49,088	0	0	29,003	1,556	157,730
Kathryn L. Munro	84,000	49,088	0	0	7,343	5,056	145,487
Bruce J. Nordstrom	87,997	49,088	0	0	12,078	4,056	153,219
W. Douglas Parker	63,000	49,088	0	0	0	56	112,144
William J. Post[6]	—	—	0	0	0	—	—
William L. Stewart	92,000	49,088	0	0	0	56	141,144

1 Dr. Cortese became a director of the Company and APS effective January 1, 2010 and thus is not included in the table. Dr. Cortese received an initial stock grant of 1,600 shares on January 1, 2010.

[2] This amount includes fees paid to directors in connection with their service on the Board of the Company and of one or more of the Company’s subsidiaries. (See “2010 Directors’ Compensation” on page 11 of this proxy statement.) In addition, with respect to Mr. Stewart, this amount includes $20,000 paid to him in connection with his service as the Board’s liaison to the NOC.

3 In accordance with FASB ASC Topic 718 (formerly FAS 123R), this amount reflects the aggregate grant date fair value using the closing stock price on the date the shares were issued to the directors (July 1, 2009 closing stock price of $30.68). The stock grants were not subject to forfeiture. The issuance of these shares was subject to an ownership requirement described under “Director Stock Ownership Guidelines” on page 12 of this proxy statement.

[4] The Company does not have a pension plan for directors. The amount in this column consists solely of the above-market portion of annual interest accrued under a deferred compensation plan pursuant to which directors may defer all or a portion of their Board fees. See the discussion of the rates of interest applicable to the deferred compensation program under the heading “Discussion of Nonqualified Deferred Compensation” on page 55 of this proxy statement.

[5] This amount represents a premium of $56 for an accidental death and dismemberment policy that covers all directors and officers. The remainder of the amount represents qualifying charitable contributions matched by the Company, as described under “2010 Directors’ Compensation” on page 11 of this proxy statement.

6 Mr. Brandt and Mr. Post are Named Executive Officers (as defined on page 17 of this proxy statement) and their compensation is set forth in the Summary Compensation Table on page 39 of this proxy statement. Mr. Post retired from the Company on April 30, 2009. Compensation received by Mr. Post in connection with his service as a director after April 30, 2009 is included in the Summary Compensation Table. Mr. Brandt did not receive any additional compensation during 2009 in connection with his service as a director.

2010 Directors’ Compensation
          The HR Committee makes recommendations to the Board for compensation, equity participation, and other benefits for directors. The HR Committee and the Board generally review director compensation every two years. In December of 2009, following a review by the HR Committee of director compensation programs of other companies in the peer group, management conducted a study of corporate board compensation and pay practices based on the peer group discussed in the Compensation Discussion and Analysis (“CDA”) under the heading “Setting Executive Compensation – HR Consultant’s Report” on page 24 of this proxy statement. The study demonstrated that, overall, the current directors’ compensation was below the 25th percentile of the peer group. The HR Committee’s compensation consultant, Frederic W. Cook & Co. (“Cook & Co.”) reviewed the study, validated the methodology and supported management’s recommendations.
          As a result, in January of 2010, management proposed and the Board approved revisions to the director compensation program. The revised program positions the directors’ compensation program at the median of the peer group. The revised program eliminates board, committee and subsidiary meeting fees in favor of a flat retainer and simplifies the equity grants.
          The revised program will go into effect for the 2010-2011 term of the Board beginning in May of 2010. Compensation before and after the change consists of the following components:

Compensation Component	Until May 19, 2010

• Annual Retainer	$30,000
• Annual Retainer for those who serve on the APS Energy Services Company, Inc. (“APSES”), El Dorado Investment Company (“El Dorado”) or SunCor Development Company (“SunCor”) Boards	$5,000
• Board and Committee meeting fees	$1,500/meeting
• APSES, El Dorado or SunCor Board meeting fees	$500/meeting
• Audit Committee Chair Annual Retainer	$10,000
• CG Committee, HR Committee, and FNO Committee Chair Annual Retainer	$7,500
• NOC Liaison	$20,000
• Director Matching Gift Program	A match of up to $5,000 to charities meeting certain requirements
• Initial Equity Grant for New Director	1,600 shares
• Equity Grant on July 1	1,600 shares[1]

[1]	Subject to ownership requirements described under “Director Stock Ownership Guidelines” on page 12 of this proxy statement.

Compensation Component	After May 19, 2010

• Annual Retainer	$80,000
• Audit Committee, HR Committee and FNO Committee Chair Annual Retainer	$12,500
• NOC Liaison	$20,000
• Lead Director Annual Retainer (Lead Director serves as Chair of CG Committee for no additional compensation)	$15,000
• Equity Grant on July 1	Shares equal to $75,000

          Below is a comparison of compensation payable to a director under the current and revised compensation programs, assuming the director attends 11 Board meetings, serves on two committees that each meet six times a year, does not serve on a subsidiary board other than APS, and is not the Chair of a committee or serves as the Company’s lead director:

	Current Program	Revised Program
Cash:
Annual Retainer	$30,000	$80,000
Board and Committee Fees	$34,500	$0

Total Cash:	$64,500	$80,000

Equity:	$49,088	$75,000
	(1,600 shares at $30.68)

Total Cash and Equity:	$113,588	$155,000
          Only non-management directors are compensated for Board service. Company directors also serve as APS directors for no additional compensation. The Company reimburses Board members for expenses associated with Board meetings and director education programs.
Director Stock Ownership Guidelines
          The Company believes that directors should have meaningful financial stakes in the Company to align their personal financial interests with those of the Company’s shareholders. Under the 2009 ownership requirement, each individual who was a non-management director as of July 1 of a calendar year received 1,600 shares of the Company’s common stock (the “Director’s Grant”) if the director met the following ownership requirements. In the first calendar year of a non-management director’s election to the Board, he or she must own at least 900 shares of the Company’s common stock as of December 31 of the same calendar year to receive a grant of 1,600 shares of the Company’s common stock. In each subsequent year, the number of shares of the Company’s common stock the non-employee director must own on July 1 to receive a grant of 1,600 shares increases by 900 shares, until reaching a maximum of 4,500 shares.
          In an effort to further align the interests of the Board and shareholders and encourage the long-term management of the Company for the benefit of the shareholders, in January 2010, the Board adopted a revised stock ownership policy for non-management directors in lieu of the above ownership program. Each director is required to hold Company stock with a value of at least three times the annual cash retainer fee paid to directors. Directors will have until the later of January 2013 or three years following the date they become a director to reach the required ownership level. The CG Committee has the discretion to grant a temporary waiver of the ownership policy to a director due to financial hardship or other good cause shown.

PROPOSAL 1 – ELECTION OF DIRECTORS
Current Nominees
          The 11 nominees for election as directors are set forth in the following table, where we provide a description of their occupation, business background and other directorships as well as a discussion of the specific skills that the Board believes qualifies each of our nominees to serve as a director.
Nominees for Directors (Term Expiring at 2011 Annual Meeting)

Name	Age	Occupation, Business & Directorships	Director
	(as of 3/22/2010)		Since

Edward N. Basha, Jr.	72	Chairman of the Board and Chief Executive Officer of Bashas’ supermarket chain since 1968. On July 12, 2009, Bashas’ filed voluntary Chapter 11 petitions in the United States Bankruptcy Court, District of Arizona. Mr. Basha serves on the Company’s Audit Committee, HR Committee and CG Committee.

Mr. Basha is an Arizona native and prominent business, civic and political leader involved in multiple Arizona community projects. His family-owned business is comprised of more than 120 grocery and specialty stores in Arizona, California and New Mexico. In addition to his executive experience, Mr. Basha brings a strong marketing background to the Board, as well as the perspective of being one of the Company’s commercial electricity customers.

			1999
Donald E. Brandt	55	Chairman of the Board, President and CEO of the Company. Chairman of the Board and CEO since April 2009 and President since March 2008. Chairman of the Board of APS since April 2009 and Chief Executive Officer since March 2008. President of APS from December 2006 to January 2009. Mr. Brandt has served as an officer of the Company in the following additional capacities: March 2008 to April 2009 as Chief Operating Officer; September 2003 to March 2008 as Executive Vice President; December 2002 to September 2003 as Senior Vice President; and as Chief Financial Officer from December 2002 to March 2008. Mr. Brandt serves on the Company’s FNO Committee.

		As Chairman of the Board, President and CEO of the Company and as Chairman of the Board and Chief Executive Officer of APS, with nearly three decades of experience in the utility industry, Mr. Brandt has a broad understanding of the factors affecting the Company’s business. In addition, Mr. Brandt currently serves on the boards of the Institute of Nuclear Power Operations (“INPO”), the Nuclear Energy Institute (“NEI”), the Edison Electric Institute (“EEI”), and Nuclear Electric Insurance Limited (“NEIL”), all major industry organizations that provide insights into operational, financial and policy matters of great importance to the Company.	2009

Name	Age	Occupation, Business & Directorships	Director
	(as of 3/22/2010)		Since

Susan Clark-Johnson	63	Executive Director of the Morrison Institute for Public Policy, ASU, since May 2009. President, Gannett Newspaper Division, Gannett Co., Inc. (newspaper publishing) from September 2005 until her retirement in May of 2008. Ms. Clark-Johnson was Chairman and Chief Executive Officer of Phoenix Newspapers, Inc. from August 2000 to September 2005. Ms. Clark-Johnson is also a director of Chyron Corporation. Ms. Clark-Johnson serves on the Company’s FNO Committee, CG Committee and the HR Committee.

Ms. Clark-Johnson brings a breadth of operational and managerial experience from running a major division of a Fortune 500 company. Also, as the former Publisher of the Arizona Republic, Ms. Clark-Johnson has a keen understanding of Arizona’s political, economic and cultural spheres.

2008
Denis A. Cortese, M.D.	66	Director of the ASU Health Care Delivery and Policy Program, Foundation Professor in the Department of Biomedical Informatics, Ira A. Fulton School of Engineering and in the School of Health Management and Policy, W.P. Carey School of Business. Emeritus President and Chief Executive Officer, Mayo Clinic (medical clinic and hospital services) since November 2009 and President and Chief Executive Officer of Mayo Clinic from March 2003 until his retirement in November 2009. Dr. Cortese serves on the Company’s FNO Committee.

As former President and Chief Executive Officer of the Mayo Clinic, Dr. Cortese has extensive experience in leading complex organizations with multiple constituencies and has led an organization that delivers strong and efficient customer service, which parallels the Company’s strategies. Further, his background in public policy development, science and technology brings valuable perspectives to issues in the areas that face the Company.

2010
Michael L. Gallagher	65	Chairman Emeritus of Gallagher & Kennedy, Phoenix, Arizona (Arizona-based law firm) since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is also a director of AMERCO, Omaha World-Herald Company and a trustee of the Peter Kiewit Foundation. Within the past five years, Mr. Gallagher was also a director of Action Performance Companies, Inc. Mr. Gallagher chairs the Company’s FNO Committee and serves on the CG Committee and Nomination Subcommittee.

Mr. Gallagher has represented a broad and diverse spectrum of corporate clients. Mr. Gallagher provides guidance and judgment to the diverse issues regularly considered by the Board. His knowledge and experience from participating on the boards of other publicly-traded companies provides valuable perspective to the Company.

1999

Name	Age	Occupation, Business & Directorships	Director
	(as of 3/22/2010)		Since

Pamela Grant	71	Civic leader. President of TableScapes, Inc. (party supply rentals) from July 1989 through January 1995. Ms. Grant was President and Chief Executive Officer of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. From November 1978 to January 1987, Ms. Grant was President, Chairman and Chief Executive Officer of Goldwaters Department Stores, a division of Associated Dry Goods. Ms. Grant serves on the Company’s Audit Committee, HR Committee and CG Committee.

Ms. Grant brings continuity and institutional knowledge to the Board gained over 25 years of service. As the former top executive of a large department store chain, Ms. Grant possesses skills associated with merger and acquisition activities, corporate governance and competitive retail markets.

			1985
Roy A. Herberger, Jr., Ph.D.	67	President Emeritus of Thunderbird School of Global Management (graduate management school) since November 2004. Dr. Herberger was President of Thunderbird from 1989 until August 2004. Dr. Herberger is also a director of the Apollo Group. Within the past five years, Dr. Herberger was also a director of MedAire, Inc., ECO2 Plastics Inc., and Action Performance Companies, Inc. Dr. Herberger chairs the Company’s HR Committee and serves on the CG Committee, Nomination Subcommittee, and FNO Committee.

Dr. Herberger has both management experience and a strong understanding of business and economic trends. He also has extensive corporate board service, which aids his contributions to the Company’s Board. Dr. Herberger’s service as a director of the Apollo Group, a Fortune 500 company, including his service as Chair of its Compensation Committee, and his service as a Trustee for the Mayo Clinic, contributes to the strength of the Company’s governance and human resources processes.

			1992
Humberto S. Lopez	64	President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona since 1975. Mr. Lopez serves on the Company’s Audit Committee, HR Committee and CG Committee.

		In addition to management and business knowledge, Mr. Lopez brings extensive investment and real estate development expertise to the Company. His understanding of real estate and associated markets has proven a valuable asset to the Company because of the importance of those markets in Arizona. Mr. Lopez also is familiar with the State’s historic economic cycles, which helps the Company plan for future growth and energy needs.	1995

Name	Age	Occupation, Business & Directorships	Director
	(as of 3/22/2010)		Since

Kathryn L. Munro	61	Principal of BridgeWest, LLC (investment company) since July 2003. Ms. Munro was Chairman of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as Chief Executive Officer of Bank of America’s (“BofA”) Southwest Banking Group and was President of BofA Arizona from 1994 to 1996. Prior to that, Ms. Munro held a variety of senior positions during her 20-year career with BofA. Ms. Munro is also a director of FLOW International Corporation and Knight Transportation, Inc. Within the past five years, Ms. Munro was a director of Capital Bancorp, Ltd. Ms. Munro is the Company’s Lead Director and, as such, she chairs the CG Committee. She also serves as Chair of the Nomination Subcommittee and serves on the Audit Committee and FNO Committee.

As principal of an Arizona investment company, and as former Chief Executive Officer of BofA’s Southwest Banking Group and President of BofA Arizona, Ms. Munro brings business acumen and financial knowledge to the Company. Her experience with the cycles in Arizona’s economy assists a growing infrastructure company like Pinnacle West in accessing capital and meeting its financing needs. Ms. Munro is also an experienced director, currently serving on the boards of FLOW International Corp., Knight Transportation, and Premera Blue Cross.

			2000
Bruce J. Nordstrom	60	President of and certified public accountant at the firm of Nordstrom and Associates, PC, Flagstaff, Arizona, since 1988. Mr. Nordstrom chairs the Company’s Audit Committee and serves on the CG Committee, Nomination Subcommittee and FNO Committee. As the president of a Flagstaff, Arizona-based accounting firm, Mr. Nordstrom is a certified public accountant and has an extensive accounting, auditing and financial skill set. Additionally, he provides familiarity with principles of risk management, oversight and perspectives of customers in the Northern Arizona service territory of APS.	2000

Name	Age	Occupation, Business & Directorships	Director
	(as of 3/22/2010)		Since

W. Douglas Parker	48	Chairman of the Board and Chief Executive Officer of US Airways (airline carrier) since September 2005. Mr. Parker was President of US Airways from September 2005 to October 2006. Mr. Parker served as Chairman of the Board and Chief Executive Officer of America West Holdings (“AWH”) and of America West Airlines (“AWA”) from September 2001 to September 2007, and served as a director of AWH and AWA from 1999 to September 2007. Mr. Parker also served as President of AWH and AWA from September 2001 to October 2006. Mr. Parker is also a director of US Airways Group, Inc. Within the past five years, Mr. Parker also served as a director of Clear Channel Outdoor. Mr. Parker serves on the Company’s Audit Committee, CG Committee and FNO Committee.

Mr. Parker has extensive executive management and leadership experience operating in a highly regulated and volatile industry. His background and expertise are valuable to the Company as the electric utility business model evolves. Mr. Parker has significant experience addressing issues facing public companies as a result of his various positions with US Airways.

2007
Current Directors Not Standing for Reelection
          Messrs. William S. Jamieson, William J. Post and William L. Stewart will retire from the Board effective at the Annual Meeting. The Board expresses their appreciation and thanks to Messrs. Jamieson, Post and Stewart for their many years of contribution and dedicated service.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE
NOMINATED SLATE OF DIRECTORS
SHARES OF PINNACLE WEST STOCK OWNED BY MANAGEMENT
AND LARGE SHAREHOLDERS
          The following table shows the amount of Pinnacle West common stock owned by the Company’s directors, Messrs. Post, Brandt, Hatfield, Edington, Falck and Robinson, who are the Company’s named executive officers under applicable SEC rules (the “Named Executive Officers”), our directors and executive officers as a group and those persons who beneficially own more than 5% of the Company’s common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.
          The address of listed shareholders not otherwise set forth below is P.O. Box 53999, Mail Station 8602, Phoenix, Arizona 85072-3999. Unless otherwise indicated, all information is as of March 22, 2010, the record date for the Annual Meeting.

	Number of Shares	Percent of
Name	Beneficially Owned[1]	Class
Directors:

Edward N. Basha, Jr.	14,835	*
Donald E. Brandt	23,487	*
Susan Clark-Johnson	4,300	*
Denis A. Cortese, M.D.	1,600	*
Michael L. Gallagher	18,684	*
Pamela Grant	26,256	*
Roy A. Herberger, Jr., Ph.D.	21,212	*
William S. Jamieson	15,890	*
Humberto S. Lopez	42,132	*
Kathryn L. Munro	16,747	*
Bruce J. Nordstrom	19,253	*
W. Douglas Parker	4,300	*
William J. Post	314,351	*
William L. Stewart	36,763	*

Other Named Executive Officers:

James R. Hatfield	15,927	*
David P. Falck	4,107	*
Randall K. Edington	8,611	*
Donald G. Robinson	22,768	*

All Directors and Executive Officers as a Group (22 Persons):	632,641	*

5% Beneficial Owners:[2]

BlackRock, Inc.	7,187,079	7.1
40 East 52nd Street
New York, NY 10022

Franklin Resources, Inc. and certain related entities	6,182,100	6.1
One Franklin Parkway
San Mateo, CA 94403-1906

State Street Corporation	7,537,794	7.4
One Lincoln Street
Boston, MA 02111

T. Rowe Price Associates, Inc.	7,949,223	7.8
100 E. Pratt Street
Baltimore, MD 21202

*Represents less than 1% of the outstanding common stock

1Shares listed include shares that could be acquired within 60 days of March 22, 2010 under the Company’s equity incentive plans. Mr. Post holds 238,000 options which are currently exercisable. See the 2009 Outstanding Equity Awards at Fiscal Year-End table on page 46 of this proxy statement for more information about these options. The following shares are held in joint tenancy: Directors: Dr. Herberger – 13,751; and Mr. Stewart – 36,763; Officer: Mr. Hatfield – 4,840; and all Directors and Executive Officers as a group: 73,083. The following shares are held in joint trusts: Directors: Dr. Cortese – 1,600; Mr. Gallagher – 18,684; Mr. Lopez – 42,132; and Ms. Munro – 15,562; and all Directors and Executive Officers as a Group: 77,978. Mr. Basha has donated 14,575 of his shares to a charitable foundation and 260 of his shares are held in a custodial account; however, he has shared voting rights with respect to such shares.
2 BlackRock, Inc. Schedule 13G filing, dated January 20, 2010, reports beneficial ownership collectively of 7,187,079 shares, with sole voting and sole dispositive power as to 7,187,079 shares. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. Schedule 13G/A filing, dated February 8, 2010, reports beneficial ownership collectively of 6,182,100 shares, with sole voting power as to 6,055,000 shares and sole dispositive power as to 6,180,000 shares in Franklin Advisers, Inc., and sole voting power and sole dispositive power as to 2,100 shares in Fiduciary Trust Company International. State Street Corporation Schedule 13G filing, dated February 12, 2010, reports beneficial ownership of 7,537,794 shares, with shared voting power and dispositive power as to 7,537,794 shares. The Company maintains normal commercial relationships with State Street Corporation and its subsidiaries. The Company does not consider these relationships to be material. T. Rowe Price Associates, Inc. Schedule 13G/A filing, dated February 12, 2010, reports beneficial ownership of 7,949,223 shares with sole voting power as to 2,046,144 shares and sole dispositive power as to 7,933,023 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of the dates reflected in the individual filings.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes of ownership with the SEC. Based solely on the Company’s review of these reports, the Company believes that its directors, executive officers, and greater than 10% beneficial owners complied with their respective Section 16(a) reporting requirements for fiscal year 2009 on a timely basis.
RELATED PARTY TRANSACTIONS
          The CG Committee is responsible for reviewing and approving all transactions with any Related Party, as defined below. A Related Party is any of our directors, director nominees, executive officers, shareholders owning more than 5% of the Company’s common stock and, with respect to each of them, their immediate family members and certain entities in which they are an officer or a shareholder, partner, member or other participant who, directly or indirectly, has a substantial ownership in or otherwise substantially controls or shares control of such entity (a “Related Party”). This obligation is set forth in writing in our Statement of Policy Regarding Related Party Transactions (the “Policy”).
          To identify Related Party Transactions, as defined in the Policy, each year the Company requires our directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which a Related Party has an interest. We review Related Party Transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Ethics Policy and Standards of Business Practices, “Doing the Right Thing,” requires all directors, officers, and employees who may have a potential or apparent conflict of interest to notify their immediate leader and the Company’s ethics department. In addition, the Policy specifically provides that any Related Party Transaction must be approved or ratified by the CG Committee. A Related Party Transaction is any transaction or a series of similar transactions in which the Company or any of its subsidiaries is or was a participant, where the amount involved exceeds $120,000 in the aggregate, and in which any Related Party has a direct or indirect material interest, other than:
•	transactions in which rates or charges are fixed in conformity with law or governmental authority (such as APS rates approved by the ACC);

•	the rates or charges are determined by competitive bid; or

•	the payment of compensation by the Company to the executive officers, directors, or nominees for directors.

REPORT OF THE AUDIT COMMITTEE
          The Audit Committee submitted the following report:
          In accordance with its written charter adopted by the Board, the primary function of the Audit Committee is to assist the Board in monitoring (a) the integrity of the Company’s financial statements, (b) the independent accountants’ qualifications and independence and performance, (c) the performance of the Company’s internal audit function, and (d) the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent accountants. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent accountants are responsible for auditing and rendering an opinion on those financial statements, as well as auditing certain aspects of the Company’s internal controls. The Audit Committee’s responsibility is to monitor these processes.
          In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP, the Company’s independent accountants, the formal written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board. The Committee discussed with the accountants any relationships that may impact the accountants’ objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee further determined that the other services provided to the Company for which the accountants received the fees disclosed below were compatible with maintaining the accountants’ independence.
          The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent accountants’ audit of the financial statements.
          The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2009, with the Company’s management, the Company’s Director of Audit Services and the independent accountants.
          Based on the foregoing, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE CHAIR	AUDIT COMMITTEE MEMBERS
Bruce J. Nordstrom	Edward N. Basha, Jr.
Pamela Grant
William S. Jamieson
Humberto S. Lopez
Kathryn L. Munro
W. Douglas Parker

REPORT OF THE HUMAN RESOURCES COMMITTEE
          The HR Committee submitted the following report:
          The HR Committee is composed of six non-employee directors, each of whom is independent as defined by NYSE rules and the Company’s Director Independence Standards.
          In accordance with SEC rules, the HR Committee discussed and reviewed the Compensation Discussion and Analysis beginning on page 22 of this proxy statement with management and, based on those discussions and review, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

HR COMMITTEE CHAIR	HR COMMITTEE MEMBERS
Roy A. Herberger, Jr., Ph.D.	Edward N. Basha, Jr.
Susan Clark-Johnson
Pamela Grant
William S. Jamieson
Humberto S. Lopez

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
          Introduction
          In this section, we review the Company’s executive compensation program and discuss the 2009 compensation decisions regarding our Named Executive Officers.
          In summary, the Company’s executive compensation objectives are:
•	the alignment of compensation with shareholder interests;

•	business performance accountability;

•	individual performance accountability;

•	retention; and

•	competitiveness.
          The elements of our executive compensation program are:
•	base salary;

•	annual cash incentives;

•	long-term equity incentives;

•	pension and deferred compensation programs; and

•	limited perquisites.
          We allocate compensation among these elements to provide an appropriate mix of:
•	short-term and long-term incentives;

•	cash and equity compensation; and

•	fixed and variable compensation.
          In 2009:
•	base salaries for the Named Executive Officers were not increased except for Mr. Brandt, whose base salary was increased in connection with his promotion to Chairman of the Board and CEO, and Mr. Robinson, whose base salary was increased in connection with his promotion to President and Chief Operating Officer of APS;

•	earnings and strong performance drove payouts under the annual cash incentive plans; performance results included:

o	a comprehensive settlement in the APS rate case;

o	Palo Verde being removed from enhanced NRC oversight in March 2009;

o	strong operational performance, including Palo Verde having the second highest generation total in the plant’s 22-year history; and

o	the Company recording its best annual safety record ever; and

•	the metrics for the performance shares granted in 2007 were not met and, as a result, no performance shares paid out in 2009. The HR Committee revised the performance metrics for the 2009 Performance Shares, as defined herein, to increase the effectiveness of the grants as an incentive, recruiting and retention vehicle.

          The HR Committee
          The HR Committee monitors executive officer compensation throughout the year and undertakes a thorough analysis of our executive officer compensation each fall. This review includes consideration of competitive positions relative to specified labor markets, the mix of elements of compensation, the degree and type of performance focus, and a consideration of individual officer evaluations. From December through February, the HR Committee then makes any necessary adjustments to executive officer compensation, including salary, cash incentives and non-cash incentives.
          Compensation Objectives
          The principal objectives of the Company’s executive compensation strategy are to attract and retain talented executives, reward business results, strongly emphasize pay based on performance, and align the interest of executives with shareholders. The objectives are based on the following core principles:
•	Alignment with Shareholder Interests. A significant portion of compensation should be tied to the Company’s stock performance through performance-based or other stock incentives so that executives’ interests are tied to the success of the Company and aligned with those of our shareholders.

•	Business Performance Accountability. Compensation should be tied to the Company’s performance in several key areas, including customer satisfaction, safety, and operational performance, so that executives are focused on specific strategic and operating objectives and are held accountable through their compensation for the performance of the Company.

•	Individual Performance Accountability. Compensation should be tied to an individual’s performance so that individual contributions to the Company’s performance are rewarded.

•	Retention. Compensation should be designed to promote key employee retention.

•	Competitiveness. Finally, the compensation program should be designed to attract, retain, and reward key leaders critical to the Company’s success by providing competitive total compensation levels and programs.
          Setting Executive Compensation
                    Role of Executive Officers in Determining Executive Compensation. The HR Committee makes all compensation decisions relating to our CEO’s compensation, makes awards under the 2007 Long-Term Incentive Plan (the “2007 Plan”), and determined the awards under the 2009 Incentive Plans (as defined on page 30 of this proxy statement). The HR Committee recommends other executive officer compensation decisions, which are approved by the Board. Management works with the HR Committee in establishing the agenda for HR Committee meetings and in preparing meeting information. Management conducts evaluations and provides information on the performance of the executive officers for the HR Committee’s consideration and provides such other information as the HR Committee may request. Management also assists the HR Committee in recommending salary levels, annual incentive plan structure and design, including corporate and business unit performance targets or other goals, long-term incentive plan structure and design, including award levels, and the type, structure, and amount of other awards. The executive officers are also available to the HR Committee’s compensation consultant to provide information as requested by the consultant. At the request of the Chair of the HR Committee, the CEO or other officers may attend and participate in portions of the HR Committee’s meetings.
                    Role of Compensation Consultants. The HR Committee’s charter gives the HR Committee the sole authority to retain and terminate any consulting firm used by the HR Committee in evaluating non-employee director and officer compensation. In the fall of 2008, the HR Committee engaged Cook & Co. to assist the HR Committee in its evaluation of 2009 compensation for our executive officers (the “HR Consultant”). The HR Committee instructed the HR Consultant to prepare a competitive analysis of the compensation of the Named Executive Officers and other officers of the Company and of APS, and to make recommendations for changes to the existing compensation program. The HR Consultant does not provide any other services to the Company or any of its subsidiaries.

                    HR Consultant’s Report. The HR Consultant reviewed our executive compensation practices against the market and considered the extent to which these practices support our executive compensation strategy. Mr. Falck did not join the Company until July 2009 and thus was not included in the analysis.
                    As part of this study, the HR Consultant performed competitive pay comparisons for our executive officers based on:

•	compensation information from 2008 proxy statements and Form 8-Ks for a 17-company peer group described below;

•	general industry data based on surveys published by Hewitt Associates, Inc. (averaging data for companies in the $2.5 – $5 billion revenue bracket and the $5 – $10 billion revenue bracket) and Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”)(averaging data for companies in the $3 – $6 billion revenue bracket and the $6 – $10 billion revenue bracket); and

•	industry specific survey data from the Towers Perrin Energy Services Industry Survey (reflecting the average between companies in the $3 – $6 billion revenue bracket and companies with revenues greater than $6 billion).

                    From these sources, the HR Consultant developed a competitive consensus, with industry-specific data generally assigned a two-thirds weighting and general industry data assigned a one-third weighting. For the Named Executive Officers with position matches in all three peer sets (Messrs. Post, Brandt, Hatfield and Edington), the data reflects one-third proxy, one-third Energy Services Industry Survey, and one-third general industry surveys. Mr. Brandt’s position was adjusted upward by 10% to better reflect the level of his position with the Company and APS versus comparable officer positions. For the Named Executive Officer without a matching proxy position (Mr. Robinson), the data reflects two-thirds Energy Services Industry Survey and one-third general industry surveys.
                    Peer Group.
                    2008: Prior to 2008, the Company used a 14-company comparator group. The HR Committee periodically evaluates the continuing relevance of the comparator group, with input from management and the HR Consultant, and re-reviewed the peer group in 2007 and 2008. The original 14 companies in the comparator group were:
Original Comparator Group

Ameren Corporation	DTE Energy Company	Entergy Corporation

FPL Group Inc.	Great Plains Energy Inc.	OGE Energy Corporation

PPL Corporation	Progress Energy, Inc.	Puget Energy Inc.

SCANA Corporation	Southern Company	TECO Energy, Inc.

Wisconsin Energy	Xcel Energy Inc.
Corporation
                    Factors in choosing the companies in the 14-company comparator group included that they:
•	be strongly represented by nuclear companies because the Company is a large nuclear operator;

•	include representation of companies in the S&P 1500 Super Composite Electric Utility Index (the “Index”) because the Company’s performance shares are partially earned based on financial performance compared to this Index;

•	include some companies smaller than the companies in the Index to balance the peer group from a size perspective; and

•	have a solid reputation and long-term prospects.

                    Compared to this comparator group, the Company is generally smaller in revenues, assets, market cap, and total megawatts owned. The HR Consultant adjusted the peer group using regression based on revenues to take this into account. If regression was not available, the HR Consultant used the median of the peer group as the best predictor of pay for a position. In addition, the HR Consultant adjusted Company revenues to take managed assets into account, such as the various jointly-owned power plants managed by APS.
                    2009: As part of the executive compensation review for 2009, the HR Committee reviewed the comparator group for its continued appropriateness with the assistance of the HR Consultant. As a result of such review, the HR Committee revised the comparator group to a 17-company comparator group that is broadly similar to the Company with respect to industry, complexity, business lines, and size. The revised group results in a larger number of utilities and positions the Company closer to the median with respect to revenues, assets, market cap, and total megawatts owned or managed. The revised comparator group consists of the following companies:
Revised Comparator Group

Allegheny Energy	Alliant Energy	Ameren Corporation

DTE Energy Company	Entergy Corporation	FPL Group Inc.

Northeast Utilities	NV Energy, Inc.	OGE Energy Corporation

PPL Corporation	Progress Energy, Inc.	Puget Energy Inc.

SCANA Corporation	Southern Company	TECO Energy, Inc.

Wisconsin Energy Corporation	Xcel Energy Inc.
                    In evaluating this group, the HR Consultant noted certain key distinguishing characteristics of APS, including its large and complex nuclear operations and its significant operations related to managing generating facilities owned by others. The HR Consultant considered that the Company’s reported revenues do not reflect the actual size and complexity of its operations since APS is a minority owner in both the Palo Verde and Four Corners power plants, but manages the facilities on behalf of all the owners. This issue was addressed by adjusting Company revenues to take revenues attributable to managed assets into account. Based on the revised peer group, the HR Consultant determined that peer company revenues need not be further adjusted by regression.
                    In providing information to the HR Committee with respect to setting 2009 compensation, the HR Consultant reviewed the total compensation of the Named Executive Officers and the individual elements of that compensation, including the type and balance of annual incentives and long-term incentives, and evaluated the competitiveness of the total compensation and individual elements of compensation of each such officer based on the survey data discussed above.
                    In its analysis, the HR Consultant looked at actual compensation paid to the Named Executive Officers as compared to the competitive median and the 75th percentile (data was treated at the median or the 75th percentile if it was within +/- 10%). The conclusions of the report as to the comparative positions of the actual compensation of the Named Executive Officers at the time the analysis was performed based on the comparative median and 75th percentile are as follows:

Officer[1]	Base Salary	Actual Annual	Long Term	Actual Total	Actual Total
		Cash	Incentive	Direct	Direct
		Compensation[2]	(“LTI”)	Compensation	Compensation
				(Using LTI	(Adjusted
				Grant Values)[3]	LTI Values)[4]
Mr. Post	below the median	at the median	below the median	below the median	below the median
Mr. Brandt	at the median	at the 75th percentile	below the median	at the median	at the median
Mr. Hatfield	below the median	--[5]	below the median	--[5]	--[5]
Mr. Edington	above the 75th percentile	above the 75th percentile	at the median	at the 75th percentile	approaching the 75th percentile
Mr. Robinson	at the median	at the median	below the median	below the median	below the median

          1 Mr. Falck did not join the Company until July 2009 and thus was not included in the analysis.
          2 Current salary as of November 2008 plus actual annual incentives earned for performance in 2007.
          3 Current salary as of November 2008 plus actual annual incentives earned for performance in 2007 plus 2008 long-term incentive grant values.
          4 Current salary as of November 2008 plus actual annual incentives earned for performance in 2007 plus 2008 long-term incentive grant values, adjusted assuming the performance share component was 50% of the normal grant level to simulate the impact of historical actual payout levels.
          5 Mr. Hatfield joined the Company on July 14, 2008 and did not receive an annual incentive for performance in 2007.
                    Application of HR Committee’s Judgment. The analysis in the HR Consultant report and its recommendations regarding the competitiveness and structure of compensation are factors that the HR Committee takes into account in its evaluation of compensation for the Named Executive Officers. In addition, the HR Committee considers how the HR Consultant’s recommendations regarding particular elements of compensation may differ from management’s recommendations. The HR Committee also focuses on the individual executives and their individual responsibilities, skills, expertise, value added through performance, internal equity, and other external factors, and applies these views in conjunction with the information provided by the HR Consultant. The performance of each officer is formally reviewed in the fourth quarter of each year by management and shared with the HR Committee. Individual performance evaluations consider individual goals and include a discussion of the officer’s strengths, developmental plan, and overall value to the Company. Each officer has a development plan and prepares an annual self-evaluation. CEO performance is separately reviewed by the HR Committee based on Company performance goals.
                    The HR Committee also considers written commitments in determining or recommending executive pay. For example, under the offer letters pursuant to which Mr. Edington, Mr. Hatfield, and Mr. Falck were hired, each is entitled to a fixed starting salary and other specified benefits that are described in more detail below under the heading “Employment Arrangements” beginning on page 44 of this proxy statement. The HR Committee approved the terms of these offer letters after considering the entire compensation package in the context of the desirability of hiring these officers.
                    In making any decision regarding an executive’s compensation, the HR Committee considers the officer’s total compensation, but with an increased emphasis on performance-based or other long-term compensation. While compensation competitiveness is a priority, Company, business unit, and individual officer performance are the primary factors determining the level of total direct compensation for the Named Executive Officers. While the HR Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. Finally, the HR Committee considers other factors that it considers relevant, such as the financial condition of the Company and APS. The Company does not have a pre-established policy or target for allocation between cash and non-cash compensation or between short-term and long-term incentive compensation.

          Compensation Design Overview
          The Company’s compensation program is designed to reward performance. In addition to rewarding business and individual performance, the compensation program is designed to promote both annual performance objectives and longer-term performance objectives.
          Annual incentives in our compensation program are cash-based. The Company believes annual incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for Pinnacle West shareholders.
          Long-term incentives in our compensation program are principally stock-based. The HR Committee generally grants 50% of our long-term incentive awards in performance shares and 50% in restricted stock units (“RSUs”). The aim of the program is to motivate long-term performance while promoting key employee retention. The performance shares promote shareholders’ interests in part through a focus on Company financial performance relative to companies in a peer index and in part through a comparison of Company performance in a number of performance metrics to comparator companies. The RSUs have solely time-based vesting, encouraging employee retention, although the value of the RSUs increases or decreases with the value of the Company stock, which also aligns the officer’s interests with the interests of our shareholders. Until January 2010, the RSUs allowed the recipient to elect to receive the value of the RSUs in either stock or cash. In January 2010, we modified the election as it applies to future grants to either stock or half stock and half cash in order to encourage greater stock ownership.
          While our emphasis is on performance incentives, a compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we attempt to set these elements at a level that is consistent with our performance objectives and market requirements. Our consistent practice of generally setting base salaries in the median competitive range, together with the lack of any significant perquisites, emphasizes performance-based compensation objectives. The absence of traditional employment agreements for substantially all of our executive officers, including the CEO, promotes accountability and does not reward poor performance through the payment of significant severance benefits traditionally paid under employment agreements.
          The HR Committee evaluates the potential for unacceptable risk taking in compensation design on an ongoing basis. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways:
•	base salaries are intended to constitute a sufficient component of total compensation to discourage inappropriate risk-taking;

•	earnings goals and award opportunities in our annual cash incentive programs are at levels intended to be attainable without the need to take inappropriate risks;

•	approximately 50% of our long-term incentives are time-based RSUs that vest over a multi-year period and the other 50% are in the form of performance shares that are earned over a multi-year period, both of which provide upside potential and downside risk; moreover, the use of RSUs in our long-term incentive program mitigates the likelihood of risk taking because RSUs, as opposed to stock options, for example, retain some value even in a depressed market;

•	payouts are capped under the annual and long-term incentive plans;

•	more than one performance metric is used in our long-term performance share awards, and the award opportunities under our annual incentive program are also based on multiple considerations, thereby minimizing the ability of the executive to manipulate results;

•	the stock components inherent in our long-term incentive program, combined with our stock ownership guidelines and retention requirements, align the interests of our executives with a goal of long-term appreciation of shareholder value;

•	compensation is generally targeted to the median of the competitive consensus and compensation elements used by comparator companies are considered in compensation design, thereby avoiding unusually high pay opportunities relative to Company peers;

•	our program is consistent throughout the Company so that no one area or group is incentivized in a manner that would encourage risk-taking; and

•	although the Company may pay hiring bonuses and agree to certain severance benefits for limited periods as part of a hiring package for senior executives, the Company’s executives generally do not have guaranteed bonuses or high-value severance packages on a normal termination.
          Executive Compensation Components
          The Company’s 2009 compensation program consists of the following components:
          In addition, the Company provides pension programs, deferred compensation programs, change-in-control arrangements and limited perquisites.
          The Company believes that a significant portion of each Named Executive Officer’s total compensation opportunity should be performance-based, reflecting both upside potential and downside risk. The illustrations that follow show the allocation of the Named Executive Officers’ total compensation between non-performance based (base salary and hiring and retention payments) and performance based (annual and other cash incentive, performance shares, and RSUs) components.

2009 Average for CEO Total Compensation	2009 Average for Other NEO Total Compensation

                    Base Salary. Base salary is used by the Company to attract and retain qualified and experienced executives. The HR Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. The Named Executive Officers do not have a contractual right to receive a fixed base salary, except that a starting annual base salary is often specified when an officer is hired. In considering individual salaries, the HR Committee reviews the scope of job responsibilities, internal equity, individual contributions, business performance, retention concerns, and current compensation compared to market practices. In setting base salaries, the HR Committee also considers that base salary is used as the basis for calculating annual incentive awards and, along with regular annual incentives, in calculating payments that may be made on a change-in-control event as described under the heading “Change-in-Control Agreements” on page 60 of this proxy statement.
                    Mr. Brandt’s base salary was adjusted in January 2009 to $900,000 in connection with his appointment as Chairman of the Board of the Company and APS and CEO of the Company and Mr. Robinson’s base salary was adjusted in January 2009 to $500,000 in connection with his appointment as President and Chief Operating Officer of APS. The HR Committee did not adjust 2009 base salaries for the other Named Executive Officers.
                    In December of 2009, the HR Committee made the following adjustments to the base salaries of the Named Executive Officers listed below. These adjustments are related to fiscal year 2010 and will be discussed in the 2011 proxy statement.

Name	Prior Base Salary	New Base Salary
	($)	($)

Mr. Brandt	900,000	960,000
Mr. Hatfield	450,000	468,000
Mr. Falck	450,000	459,000
Mr. Robinson	500,000	550,000
                    Annual Incentives. We have used incentive programs for all our employees for a number of years. The performance criteria that underlie the annual incentive programs generally focus on the following objectives: shareholder value creation, customer service, financial strength, operating performance, safety, and an assessment of individual performance (the “General Performance Objectives”). We believe that the annual incentive programs have been effective in achieving the General Performance Objectives.
                    In order to promote specific goals for 2009, in January 2009, the HR Committee approved the CEO component of the 2009 Pinnacle West Employee Incentive Plan (the “2009 PNW CEO Plan”) and the Board, acting on the HR Committee’s recommendation, adopted the 2009 APS Employee Incentive Plan (the “2009 APS Incentive

Plan” and, together with the 2009 PNW CEO Plan, the “2009 Incentive Plans”). Mr. Post did not participate in the 2009 Incentive Plans due to his retirement effective April 30, 2009. From January 1, 2009 through April 30, 2009, when he assumed the positions of Chairman of the Board and Chief Executive Officer of Pinnacle West, Mr. Brandt’s incentive opportunity was under the 2009 APS Incentive Plan, and, after May 1, 2009, he was subject to the 2009 PNW CEO Plan. Mr. Brandt’s incentive opportunities under these plans were pro-rated based on the number of months he was subject to each such plan. The 2009 APS Incentive Plan applied to Messrs. Hatfield, Falck, Edington and Robinson.
                    Messrs. Hatfield, Falck and Edington were granted an incentive opportunity up to 100% of their base salary. Messrs. Brandt and Robinson were granted an incentive opportunity up to 150% of their base salary. In this way, the individuals with the greatest overall responsibility for Company performance were granted larger incentive opportunities, so as to weigh their overall pay mix more heavily towards performance-based compensation.
                    Incentive Opportunity Under the 2009 PNW CEO Plan. The award opportunity under the 2009 PNW CEO Plan (based on a percentage of base pay) was as follows:
                    Incentive Opportunity Under the 2009 APS Incentive Plan. The award opportunity under the 2009 APS Incentive Plan (based on a percentage of base pay) was as follows:
                    The following chart summarizes (a) the awards granted to the participating Named Executive Officers under the 2009 Incentive Plans and (b) the performance measurements under the 2009 Incentive Plans and the related maximum award opportunities.

Summary of Awards

Name	Performance Measurement and Weighting as a	Maximum	Actual
	Percentage of Base Salary[1]	Award	Award
		Opportunity ($)	Amount ($)
Mr. Brandt	Pinnacle West Earnings (150% x 8 months) APS Earnings (150% x 4 months)	1,440,000	1,232,136
Mr. Hatfield	APS Earnings (50%) Shared Services Business Unit Performance (50%)	468,000	382,824
Mr. Edington	APS Earnings (50%) Palo Verde Business Unit Performance (50%)	800,000	632,000
Mr. Falck[2]	APS Earnings (50%) Shared Services Business Unit Performance (50%)	191,250	157,694
Mr. Robinson	APS Earnings (150%)	825,000	708,675

          1 As discussed below, the HR Committee also considers the General Performance Objectives and other factors.
          2 Mr. Falck’s award opportunity and award amount were prorated based on his hiring date.
                    Under both the 2009 PNW CEO Plan and the 2009 APS Incentive Plan, participants were not eligible for an incentive payment unless a minimum earnings level was met. In designing the 2009 Incentive Plans, the HR Committee attempted to set the midpoint earnings target based on a reasonable range of expectations for the year, while taking into account prior year performance and current economic conditions. Individual business unit goals that could be directly correlated to earnings were set at levels that, if achieved at target, would contribute to earnings being achieved at target. However, some of the metrics, like safety and customer satisfaction, are not directly correlated to earnings, and are instead set based on prior year performance and a reasonable range of expectations of performance of comparable companies in our industry. Notwithstanding the achievement of earnings or business unit targets, the amount of incentive payments under the 2009 Incentive Plans remained in the sole discretion of the HR Committee.
                    The following table details the performance targets under the 2009 Incentive Plans and compares the targets to actual results:
Performance Measurements: Targets and Results

Performance	2009 Targets		2009 Results
Measurement

Pinnacle West Earnings	Threshold:	$192 Million	$235 Million[1]
	Midpoint:	$213 Million
	Maximum:	$234 Million

APS Earnings	Threshold:	$216 Million	$251 Million
	Midpoint:	$240 Million
	Maximum:	$264 Million

Fossil Business Unit Metrics
-Safety (based on OSHA recordables)
-Environmental Performance (based on environmental incidents, monitoring system availability and self-assessments)
-Production (based on capacity and equivalent availability factors and O&M and capital budgets)
88.6% achievement of cumulative targets

Palo Verde Business Unit Metrics	-Safety (based on OSHA recordables, closure of NRC Confirmatory Action Letter, industrial safety accident rate, completion of		85% achievement of cumulative targets

voluntary protective program milestones, and achievement of collective radiation exposure milestones)
-Performance Improvement (based on equipment reliability and the achievement of corrective action program, employee performance, and site operational objectives)
-Production (based on site capacity factor and 2009 outage durations)
-Financial Performance (O&M and capital budgets)

Customer Service,	-Safety (based on OSHA recordables)	92.8% achievement of
Delivery and	-Customer Experience Survey	cumulative targets
Regulatory Business	-Business Performance Trends (based on reliability,
Unit Metrics	expenditures, system compliance, call center performance, customer satisfaction, construction scheduling and metering program)
-Customer Reliability -Environmental Incidents

Shared Services	-Average of Fossil and Palo Verde Business Unit	90.6% achievement of
Business Unit Metrics	Achievement Levels	cumulative targets
-Customer Service, Delivery and Regulatory Business Unit Achievement Level
-Financial Performance (based on O&M, construction, and below-the-line costs)
-Safety (based on OSHA recordables)

          1 Consistent with the 2009 PNW CEO Plan, Pinnacle West earnings excluded SunCor impairment charges for purposes of computing Pinnacle West earnings under the 2009 PNW CEO Plan.
                         Determination of 2009 Incentive Awards for the Named Executive Officers.
                              Mr. Brandt and Mr. Robinson. The award opportunity for Mr. Brandt (prior to his promotion) and Mr. Robinson under the 2009 APS Incentive Plan was based on the achievement of the 2009 APS earnings targets. Each officer had an award opportunity of up to 37.5% of his base salary if the threshold earnings level was met, up to 75% of his base salary if the target earnings level was met, and up to 150% of his base salary if the maximum earnings level was met. APS’ 2009 earnings were $251 million, which exceeded the midpoint level of $240 million.
                              The award opportunity for Mr. Brandt (after his promotion) under the 2009 PNW CEO Plan was based on the achievement of the 2009 Pinnacle West earnings targets. Mr. Brandt had an award opportunity of up to 50% of his base salary if the threshold earnings level was met, up to 100% of his base salary if the target earnings level was met, and up to 150% of his base salary if the maximum earnings level was met. Pinnacle West’s 2009 earnings, adjusted to exclude SunCor impairment charges, were $235 million, which exceeded the maximum level of $234 million.
                              In addition to considering Pinnacle West earnings (in the case of Mr. Brandt) and APS earnings (in the case of Mr. Brandt and Mr. Robinson), the HR Committee considered the General Performance Objectives in determining the incentive awards for Mr. Brandt and Mr. Robinson. In doing so, the HR Committee considered the average performance of the business units, which, based on the achievement percentage for the four business units described in the “Performance Measurements” chart, was 89.3%. The Committee did not consider any other factors. In light of the relevant earnings targets and the average performance of the business units, the HR Committee determined to award (a) Mr. Brandt $408,197 under the 2009 APS Incentive Plan (compared to a possible award of

$475,200) and $823,939 under the 2009 PNW CEO Plan (compared to a possible award of $964,800), and (b) Mr. Robinson $708,675 under the 2009 APS Incentive Plan, compared to a maximum award potential of $825,000. In paying less than the maximum amounts, the HR Committee noted that APS did not meet the maximum earnings level and that the Fossil Business Unit Metrics for safety and production, the Customer Service, Delivery and Regulatory Business Unit Metrics for business performance trends, customer reliability and environmental performance, the Palo Verde Business Unit Metrics for production and safety, and the Shared Services Business Unit Metrics for safety, were not met at the maximum level.
                              Mr. Hatfield, Mr. Edington and Mr. Falck. Messrs. Hatfield, Edington and Falck were each eligible for a maximum incentive award equal to 100% of his base salary. Fifty percent of the award opportunity was based on the achievement of the 2009 APS earnings targets and 50% of the award opportunity was based on the achievement of specific business unit metrics.
                              Under the 2009 APS Incentive Plan, Messrs. Hatfield, Edington and Falck each had an award opportunity of up to 25% of his base salary if the midpoint earnings level was met and up to 50% of his base salary if the maximum earnings level was met. APS’ 2009 earnings were $251 million, which exceeded the midpoint level of $240 million. After determining that APS had exceeded the minimum earnings level, the HR Committee considered for Messrs. Hatfield and Falck the achievement of the Shared Services Business Unit metrics and for Mr. Edington the achievement of Palo Verde Business Unit metrics. In light of APS’ earnings and the 90.6% achievement of cumulative targets in the Shared Services Business Unit, the HR Committee determined to award Mr. Hatfield $382,824, compared to a maximum award potential of $468,000, and Mr. Falck $157,694, compared to a maximum award potential of $191,250 (which award amount and maximum potential were pro-rated based on his July 2009 hire date). In light of APS’ earnings and the 85% achievement of cumulative targets in the Palo Verde Business Unit, the HR Committee determined to award Mr. Edington $632,000, compared to a maximum award potential of $800,000.
                              2009 Operational Results.
                              As demonstrated by the achievement of the Business Unit Metrics, the Company performed well in 2009. Some of the highlights of the Company’s operational results and achievements for 2009 include the following:

•	The ACC approved a comprehensive and broadly supported settlement agreement. The agreement, signed by APS and 21 other parties brings broad benefits to Arizona with only a modest price increase for the average residential customer.

•	In 2009, APS recorded a 10% decrease in recordable injuries, resulting in APS’ best-ever year for employee safety. This was the second consecutive year APS experienced a decrease in its total number of recordable injuries.

•	Palo Verde cleared an outstanding Confirmatory Action Letter and moved from Column 4 to Column 1 of the NRC Action Matrix in March 2009. The NRC concluded that Palo Verde had effectively addressed the causes that led to the safety performance decline and had notably improved safety performance. Palo Verde established programs and procedures that are designed to assure that the performance improvements are sustainable.

•	Palo Verde had the second highest generation totals in the plant’s 22-year history. In addition, the plant exceeded its capacity factor goal of 88 percent, reaching 88.9 percent.

•	Mr. Brandt was named the “Utility CEO of the Year” by the Solar Electric Power Association at the Solar Power International 2009 conference.

•	APS ranked fifth among the 13 West Region utilities in the annual JD Power Residential Customer Satisfaction survey. The JD Power performance was highlighted by a 10th-place ranking of 59 large segment utilities in reliability, the component that contributes most to the overall satisfaction category. In fact, customers rated APS in the top quartile nationally among large segment investor-owned utilities for most components of overall satisfaction and among the top 10 in customer awareness of its energy efficiency programs and community efforts.
•	APS exceeded all five targets for measuring customer reliability in such categories as outage frequency and average outage duration. For 2009, APS customers experienced an average of 0.89 outages per customer, compared to a 2008 industry median of 1.27 outages per customer.

•	For the fifth consecutive year, the Company was named one of the most sustainable large companies in the world. The Company was just one of only two Arizona companies, one of only three U.S. utilities, and one of only 20 U.S. corporations to make the list.
                              On December 16, 2009, the Board, acting on the recommendation of the HR Committee, approved the 2010 annual incentive award plans for Company and APS employees (the “2010 Incentive Plans”). We described these plans and the award opportunities under those plans in our Current Report on Form 8-K filed with the SEC on December 21, 2009. The 2010 Incentive Plans are tied solely to 2010 performance. We do not believe that the specifics of the 2010 Incentive Plans are necessary to an understanding of the Named Executive Officer’s 2009 compensation.
               Other Payments. In December 2009, the APS Board approved a separate $125,000 award to Mr. Edington for the achievement of various Palo Verde operational targets during 2009. We describe this award in more detail under the heading “Employment Arrangements” on page 44 of this proxy statement. In addition, the APS Board awarded Mr. Edington $50,000 in light of the outstanding progress achieved in fulfilling the Palo Verde improvement plan. In December of 2009, the APS Board approved the 2010 Palo Verde Specific Compensation Opportunity, which gives Mr. Edington the opportunity to receive up to $125,000 upon the achievement of metrics tied to 2010 performance. We do not believe that the specifics of this incentive are necessary to an understanding of Mr. Edington’s 2009 compensation. They will be described in our 2011 proxy statement.
               As part of his hiring package, Mr. Falck received an initial hiring incentive of $200,000. He will also receive a second year hiring incentive of $150,000 payable within two weeks of his one-year anniversary. However, he must repay the second year incentive if he resigns for any reason or his employment is terminated for cause within two years after the second year incentive payment is made.
               On March 18, 2009, the HR Committee approved a Career Recognition Award for Mr. Post, who retired on April 30, 2009 after 38 years of service. Pursuant to the award, the Company credited a non-cash amount of $1 million to a record keeping account on behalf of Mr. Post. Mr. Post fully vested in the account on his retirement date and amounts will be paid to him or his designated beneficiary in 10 annual installments of $100,000, plus interest on the unpaid balance at the same Plan Rate as provided under the DCP described under the heading “Discussion of Nonqualified Deferred Compensation” on page 55 of this proxy statement. The HR Committee also granted Mr. Post an award opportunity with respect to 59,500 shares, consisting of 50% of RSUs and 50% of performance shares, consistent with the grants made to other officers in February 2009 as described below.
               Long-Term Incentives. Long-term incentives generally consist of 50% performance shares and 50% RSUs. We use performance shares because we believe they best tie long-term compensation to shareholder value, and we use RSUs to allow us to balance the goals of maximizing performance and promoting officer retention. Time-based RSUs also assist in mitigating risk incentives.
               To determine the amount of performance share and RSU awards, the HR Committee first establishes a target compensation value for each officer that it wants to deliver through long-term equity awards opportunities. The HR Committee considers various factors, including the retention value of the total compensation package, the long-term equity component in light of the competitive environment, and individual performance. The HR Committee also considers target value in light of the Company’s budget and performance. Once the target value is established, the HR Committee determines the number of shares subject to the awards by reference to the then current market value of the Company’s common stock. In determining the amount of the initial equity awards to Mr. Falck, the HR Committee took into consideration equity grants from his prior employer that Mr. Falck forfeited when he became an employee of the Company.

               Performance Shares. We use performance shares to promote long-term performance. We issued performance shares to our Named Executive Officers in the first quarter of 2009 for a three-year performance period from January 1, 2009 to December 31, 2011 (the “2009 Performance Shares”). In connection with Mr. Falck’s hiring, he was granted an award of 8,580 performance shares with a performance period from January 1, 2008 to December 31, 2010 and 13,000 performance shares with a performance period from January 1, 2009 to December 31, 2011.
               Performance share awards granted in 2006 through 2008 were based on the Company’s earnings per share growth rate over a three-year performance period compared to the earnings per share growth rates of the companies in the Index, and performance shares granted prior to 2006 used the earnings per share growth rates of the companies in the S&P 500 Electric Utilities Index. The HR Committee revised the performance share metrics for 2009 so that the performance share metrics would better align with the current operating and strategic focus of the Company. The HR Committee grants each award recipient a specified number of performance shares, which is considered the “Base Grant.” The maximum award opportunity is 150% of the Base Grant. The 2009 Performance Shares now have two distinct performance elements:
50% of the Base Grant

If the Company’s Earnings Per Share Compound	The Number of Performance
Growth Rate Over The Performance Period as	Shares will be:
Compared to the Earnings Per Share Growth
Rates of the Companies in the Index is:

75th Percentile	75% of the Base Grant
50th Percentile	50% of the Base Grant
25th Percentile	25% of the Base Grant
Less than 25th Percentile	None
               Earnings per share growth rate is the compounded annual growth rate of a company’s earnings per share from continuing operations, on a fully-diluted basis, excluding with respect to the Company, SunCor’s earnings or losses. We anticipate that the common stock payout, if any, related to this performance element will be made on or about April 1, 2012.
50% of the Base Grant

If the Company’s Average Performance with	The Number of Performance
respect to the Performance Metrics is:	Shares will be:

75th Percentile	75% of the Base Grant
50th Percentile	50% of the Base Grant
25th Percentile	25% of the Base Grant
Less than 25th Percentile	None
               The Company’s “Average Performance” with respect to the Performance Metrics will be the average of the Company’s percentile ranking for each of the following Performance Metrics during each of the three years of the performance period:
•	the J.D. Power Residential Survey percentile ranking of the Company relative to other participating companies;

•	the Edison Electric Institute (“EEI”) quartile ranking (or percentile ranking, if available) associated with the Company’s customer reliability results relative to other participating companies;

•	the Company’s ranking for a customer-to-employee ratio, based on data provided by SNL, an independent third party data system (“SNL”), relative to other companies reported in the SNL data;

•	the Company’s percentile ranking based on the OSHA rate (All Incident Injury Rate) relative to other companies reported in the EEI data;

•	the Company’s percentile ranking based on nuclear generation capacity factors relative to other companies reported in the SNL data; and

•	the Company’s percentile ranking based on coal generation capacity factors relative to other companies reported in the SNL data.
               The revised metrics attempt to add factors that will more effectively motivate performance while still achieving desired goals of the Company. The metrics selected encompass performance inclusive of all departments and are direct indicators of key business performance success. The metrics can be readily benchmarked and will provide a clear barometer of top-tier performance excellence. We believe a focus on these performance metrics over a three-year period will align long-term compensation with key operational goals, thereby enhancing overall Company performance. We anticipate that the common stock payout, if any, related to this performance element will be made on or about November 30, 2012.
               The recipient must also remain employed with the Company throughout the performance period, unless the recipient retires. In the case of the recipient’s retirement, the employee is deemed to have been employed through the end of the performance period. A participant who receives an award of performance shares is also entitled to a cash payment equal to the amount of dividends that the participant would have received had he or she owned the shares from the date of grant to the date of payment, plus a specified annual rate of interest, compounded quarterly, which, in the case of the 2009 Performance Shares, is 5.0%. The cash payment is made when the related common stock payout is made.
               We include the 2009 Performance Shares in the Summary Compensation Table on page 39 of this proxy statement in the column under “Stock Awards” and in the 2009 Grants of Plan-Based Awards table on page 42 of this proxy statement. These awards have been valued in the tables in accordance with SEC rules; however, if the performance thresholds for the 2009 awards are not achieved, the executives will receive nothing from these awards.
               RSUs. We granted RSUs to our Named Executive Officers in early 2009, other than Mr. Falck, who received awards of RSUs in July 2009 as part of his initial employment package. RSUs are incentive awards that vest over a number of years if the award recipient remains employed by the Company or one of its subsidiaries. Each RSU represents the fair market value of one share of our common stock on the applicable vesting date. The 2009 RSUs:

•	vest and are released for Messrs. Brandt, Edington and Hatfield in 25% increments, beginning on February 20, 2010, so that they will be fully vested on February 20, 2013; for Mr. Falck, 6,500 of his RSUs will vest on February 20, 2010, 6,500 will vest on February 20, 2011, 6,500 will vest on February 20, 2012, and 3,250 will vest on February 20, 2013; and, for Messrs. Post and Robinson, who are already vested due to Mr. Post’s retirement and Mr. Robinson’s qualification for early retirement but are released in the same manner as Messrs. Brandt’s, Edington’s and Hatfield’s RSUs;

•	fully vest before the end of the regular vesting period if the participant retires (unvested RSUs are forfeited if the participant’s employment is terminated for any other reason);
•	are payable in stock or cash to the participant (the election to receive cash or stock was made by the participant within the election period set forth in the form of award) as the RSUs vest, in an amount equal to the number of RSUs vesting multiplied by the fair market value of a share of our common stock on the vesting date (in the case of a participant’s retirement before the end of the vesting period the RSUs are payable on the dates and in the percentages specified in the vesting schedule even though fully vested);
•	accrue dividend rights equal to the amount of dividends that a participant would have received if the participant had directly owned one share of our common stock for each RSU held, with the dividend rights payable only on the RSUs that actually vest, plus interest at the rate of 5% per annum, compounded quarterly; and

•	are not included in the calculation of pension benefits.
               In January 2010, the Committee authorized the issuance of performance shares, with a performance period from January 1, 2010 to December 31, 2012, and RSUs. We do not believe that the specifics of the performance shares and RSUs issued in 2010, which are tied to 2010 performance and beyond, are necessary to an understanding of the Named Executive Officers’ 2009 compensation. These performance shares and RSUs will be described in our 2011 proxy statement.
               Pension Programs, Deferred Compensation Programs and Change-in-Control Agreements. The Company also maintains retirement plans, deferred compensation plans, and change-in-control arrangements for our officers, including the Named Executive Officers. We believe that these elements of total compensation are essential in order to be competitive in attracting and retaining the caliber of skilled executive talent that we require to be successful. However, we generally consider the value in the deferred compensation plan to be the participant’s own money and do not give this amount significant weight in making compensation decisions. Similarly, change-in-control agreements do not have a significant impact on compensation design. However, in setting annual incentives, we do consider that the change-in-control payment, if triggered, would be based on the average of these amounts for the prior four years.
               We describe our pension plans under the heading “Discussion of Pension Benefits” beginning on page 51 of this proxy statement, deferred compensation plans under the heading “Discussion of Nonqualified Deferred Compensation” beginning on page 55 of this proxy statement, and change-in-control agreements under the heading “Potential Payments Upon Termination or Change-in-Control – Change-in-Control Agreements” beginning on page 60 of this proxy statement. Our change-in-control agreements are customary “double trigger” agreements that provide severance benefits if, during a specified period following a change-in-control, the Company terminates an employee without “cause” or the employee terminates employment “for good reason” (“Change-in-Control Agreements”). We believe that the possibility of strategic transactions or unsolicited offers creates job uncertainty for executives, and that change-in-control agreements are effective tools to provide incentives for executives to stay with the Company in light of these uncertainties. In addition, we believe that if the agreements are appropriately structured, as we believe ours to be, they do not deter takeovers or disadvantage shareholders. The Company’s agreements are terminable on six months prior notice, prior to a change-in-control. In May of 2009, in connection with a review of its executive compensation practices, the Company determined that, on a going forward basis, it would no longer provide excise tax gross-up payments in new and materially amended Change-in-Control Agreements with its Named Executive Officers. In unusual circumstances where the Company believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable may be included in executives’ contracts, but even in those circumstances, the excise tax gross-ups will be limited to payments triggered by both a change-in-control and termination of employment and will be subject to a three-year sunset provision.
               Perquisites. We have had a long-standing policy of not providing significant perquisites to our executive officers. We describe our perquisites paid to each of the Named Executive Officers in footnote 5 to the Summary Compensation Table on page 39 of this proxy statement.
          Taxation and Accounting Considerations Regarding Executive Compensation
          Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as “performance-based.” The Company does not use the deduction as a justification for awarding compensation below $1 million. To the extent the awards do exceed $1 million, the Company generally believes that it is in the shareholders’ best interest to consider what components qualify for the deduction but to also preserve flexibility in designing a compensation program. For example, the RSUs described above do not qualify as performance-based compensation under the applicable tax provisions. The HR Committee and the Board also take into account other tax and accounting consequences of the total compensation program and the individual components of compensation, and weigh these factors when setting total compensation and determining the individual elements of an officer’s compensation package.
          Stock Ownership Guidelines
          We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. Stock ownership guidelines also encourage the long-term management of the Company for the benefit of the shareholders.
          The Company’s Stock Ownership Guidelines (the “Guidelines”) for 2009, which were revised in 2010, are based on the officer’s position and his or her base salary. The ownership requirements are shown in the table below in respect of the indicated officer position:

Officer	Multiple of Base Salary

Chief Executive Officer	3 times Base Salary
APS President and all Executive	2 times Base Salary
and Senior Vice Presidents
All Other Vice Presidents and Officers	1 times Base Salary
          Each officer is expected to meet his or her ownership requirement within five years of the later of the effective date of the Guidelines or such officer’s election (the “Phase-In Period”). In the event of (i) a promotion that would cause the officer to move into a higher multiple level or (ii) a base salary increase of more than 20% over the officer’s previous base salary, an officer will have an additional three years to meet his or her applicable ownership requirement.
          The types of ownership arrangements counted toward the Guidelines are: common stock, whether held individually or jointly or in trust with or for the benefit of an immediate family member; shares issued upon the vesting of RSUs or the payout of performance shares; and unvested RSUs to the extent they will result in the issuance of common stock to the officer.
          Officers may not sell, pledge, margin, hedge, or otherwise grant an economic interest in (“Dispose”) any shares of Company stock received by them pursuant to any of the Company’s compensation or benefit programs (net of shares sold or surrendered to meet tax withholding or exercise requirements) until his or her ownership requirement has been met. Thereafter, the officer may Dispose of any shares to the extent such transaction would not cause the officer’s share ownership to fall below his or her applicable requirement. The retention requirement applies both during and after the Phase-in Period. If the officer does not attain compliance with his or her ownership requirement by the end of the Phase-in Period, any subsequent grants of equity compensation to such officer will be payable solely in shares of stock until the ownership requirement is met. Under the Guidelines, the CEO may grant, on a case-by-case basis, special dispensation for hardship, promotion, new hires, or other special circumstances.

Summary Compensation Table
          The following table provides information concerning total compensation earned or paid to the Company’s Named Executive Officers (the two individuals who served as Chief Executive Officer during 2009, our Chief Financial Officer and our three other most highly compensated executive officers) for services rendered in fiscal years 2007, 2008 and 2009; however, because Mr. Robinson was not a Named Executive Officer in 2007 or 2008 and Mr. Falck was hired in July of 2009, we are including information for them only for 2009. Mr. Hatfield was hired in July of 2008, so we are including information for him only for 2008 and 2009.

Name and	Year	Salary	Bonus	Stock	Non-Equity	Change in Pension	All Other	Total
Principal Position		($)	($)[1]	Awards	Incentive	Value and	Compensation	($)
				($)[2]	Plan	Nonqualified	($)[5]
					Compensation	Deferred
					($)[3]	Compensation
Earnings
($)[4]
William J. Post, Chairman of the Board and CEO and Chairman of the Board and CEO, APS[6]	2009 2008 2007	374,161 950,000 950,000	0 0 0	1,612,748 2,201,500 1,862,888	0 0 1,300,000	2,190,577 1,807,516 2,595,365	1,155,966 32,390 30,522	5,333,452 4,991,406 6,738,775
Donald E. Brandt, Chairman of the Board, President and CEO and Chairman of the Board and CEO, APS[6]	2009 2008 2007	890,568 725,000 599,999	0 0 0	1,825,460 1,868,142 828,950	1,232,136 0 766,800	613,982 162,224 440,417	25,736 25,074 24,815	4,587,882 2,780,440 2,660,981
James R. Hatfield, Senior Vice President, Chief Financial Officer and Treasurer	2009 2008	450,750 201,136	100,000 200,000	214,760 455,353	382,824 0	169,380 67	394,240 71,115	1,711,954 927,671
Randall K. Edington, Executive Vice President and Chief Nuclear Officer, APS	2009 2008 2007	800,000 738,750[7] 547,955	150,000 100,000 266,000	490,880 1,146,446 505,660	758,625 108,860 432,300	325,400 424,821 1,251	152,667 535,078 419,247	2,677,572 3,053,955 2,172,413
David P. Falck, Executive Vice President, General Counsel and Secretary	2009	182,761	200,000	1,319,778	157,694	3,617	124,854	1,988,704
Donald G. Robinson, President and Chief Operating Officer, APS	2009	490,152	0	813,020	708,675	833,493	21,986	2,867,326

1 With respect to 2009, the amounts in this column represent the following: (i) a retention payment of $100,000 paid to Messrs. Hatfield and Edington pursuant to their offer letters; (ii) a hiring payment of $200,000 paid to Mr. Falck pursuant to his offer letter; and (iii) $50,000 awarded to Mr. Edington in connection with the progress achieved in fulfilling the Palo Verde improvement plan. The offer letters for Messrs. Falck, Hatfield and Edington are discussed under the heading “Employment Arrangements” on page 44 of this proxy statement.
2 This column reflects the aggregate grants of performance shares and RSUs which are discussed under the heading “Executive Compensation Components – Long-Term Incentives” in the CDA on page 34 of this proxy statement and which are shown by individual grant on the 2009 Grants of Plan-Based Awards table on page 42 of this proxy statement and, with respect to Mr. Post, the Director’s Grant. This column represents the grant date fair value computed in accordance with FASB ACS Topic 718. The assumptions made in our valuation are set forth in Footnote 16 of the Notes to Consolidated Financial Statements in the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The amounts set forth in the Summary Compensation Table for 2009 for the performance shares, based on the probable outcome at the time of the grant, assumes that the performance share grant will be paid at 100% of the Base Grant (except with respect to 8,580 of the performance shares granted to Mr. Falck, which assumes the performance shares will be paid at 60% of Base Grant). The performance share amounts are calculated as follows:

Name	Grant Number of	Award Value	Maximum
	Performance	Reflected in	Award Value
	Shares	Table	($)
		($)
Mr. Post	29,748	781,777	1,172,666
Mr. Brandt	29,748	912,669	1,369,003
Mr. Hatfield	3,500	107,380	161,070
Mr. Edington	8,000	245,440	368,160
Mr. Falck	13,000	419,510	629,265
Mr. Falck	8,580	166,126	415,315
Mr. Robinson	13,248	406,449	609,673
There were no forfeitures in 2009.
3 This amount represents the payment under the 2009 Incentive Plans described under the heading “Executive Compensation Components – Annual Incentives” in the CDA on page 29 of this proxy statement. Mr. Edington’s amount for 2009 also includes: (i) $125,000 awarded to Mr. Edington in connection with the 2009 Palo Verde Specific Compensation Opportunity described under the heading “Employment Arrangements” on page 44 of this proxy statement; and (ii) $1,625 for incentive payments received in connection with the outage incentive plans for the 14th refueling outage for Palo Verde Units 1 and 3 and the 15th refueling outage for Palo Verde Unit 2 during 2009 (collectively, the “Refueling Outages”).
4 The amount in this column for 2009 consists of: (i) the estimated aggregate change in the actuarial present value from December 31, 2008 to December 31, 2009 of each of the Named Executive Officer’s accumulated benefit payable under all defined benefit and actuarial pension plans (including supplemental plans and employment agreements) as follows: Mr. Post – $2,161,527 (this amount is calculated based on Mr. Post’s early retirement on April 30, 2009); Mr. Brandt – $590,622; Mr. Hatfield – $168,867; Mr. Edington – $310,003; and Mr. Robinson $827,029 (Mr. Robinson is currently eligible for retirement at a reduced retirement benefit; however, this amount represents the amount he would be entitled to receive at age 60 at which time he would receive the full retirement benefit); (ii) the above-market portion of interest accrued under the deferred compensation plan as follows: Mr. Post – $29,050 (includes above-market interest paid on the first installment payment to Mr. Post under the Career Recognition Award); Mr. Brandt – $23,360; Mr. Hatfield – $513; Mr. Edington – $15,397; Mr. Falck – $3,617; and Mr. Robinson – $6,464. As Mr. Falck was not employed by the Company on December 31, 2008, there is no change in pension value from December 31, 2008. We describe the special agreement we have with Mr. Edington regarding his benefits under “Employment Arrangements” on page 44 of this proxy statement. We describe the present value of Mr. Edington’s accumulated benefit under the special agreement and our pension plans in the 2009 Pension Benefits table on page 50 of this proxy statement. Interest is paid on Mr. Post’s Career Recognition Award using the Plan Rate provided under the DCP described under the heading “Discussion of Nonqualified Deferred Compensation” on page 55 of this proxy statement. Interest payments payable on future installments under the Career Recognition Award will also be based on the Plan Rate. See the discussion on the rates of interest applicable to the deferred compensation program under the heading “Discussion of Nonqualified Deferred Compensation” on page 55 of this proxy statement.

5 The amount in this column consists of the following amounts for each of the Named Executive Officers for 2009:

Mr. Post:
• Payments as a result of Mr. Post’s retirement:
• Accrued paid-time-off	$42,476
• Unused vacation time	$91,347
• Amount of the Career Recognition Award discussed under the heading “Executive Compensation Components – Other Payments” in the CDA on page 34 of this proxy statement	$1,000,000
• Company’s contribution under the 401(k) plan	$11,025
• Executive life insurance premiums	$11,062
• Premium for accidental death and dismemberment policy covering all officers and directors ($19 covering his term as CEO and $37 as a director)	$56

Mr. Brandt:
• Company’s contribution under the 401(k) plan	$11,025
• Premium for accidental death and dismemberment policy covering all officers and directors	$56
• Perquisites and personal benefits consisting of a car allowance, annual physical, and financial planning	$14,655

Mr. Hatfield:
• Company’s contribution under the 401(k) plan	$7,822
• Premium for accidental death and dismemberment policy covering all officers and directors	$56
• Perquisites and personal benefits consisting of a car allowance and annual physical	$10,905
• Incremental cost to the Company in connection with the sale of Mr. Hatfield’s home as part of Mr. Hatfield’s relocation to Phoenix, Arizona (The Company paid Mr. Hatfield the estimated equity in his home and assumed all obligations associated with the maintenance and sale of the home, including mortgage payments, real estate agent fees, and taxes. The home was sold in January 2009 and the Company’s expenses related to Mr. Hatfield’s home were offset by the amount received from the sale of the home, resulting in the incremental cost to the Company.)	$375,457

Mr. Edington:
• Company’s contribution under the 401(k) plan	$11,025
• Premium for accidental death and dismemberment policy covering all officers and directors	$56
• Perquisites and personal benefits consisting of a car allowance, annual physical and financial planning	$12,841
• Payment for stock option and performance share grants from his prior employer that he forfeited when he became an employee of APS	$128,745

Mr. Falck:
• Premium for accidental death and dismemberment policy covering all officers and directors (pro-rated based on his start date)	$25
• Perquisites and personal benefits consisting of a car allowance, annual physical and financial planning	$12,458
• Incremental cost of relocation expenses in connection with Mr. Falck’s relocation to Phoenix, Arizona	$21,055
• Tax gross-up relating to the relocation expenses	$16,348
• Fees and costs associated with the sale of Mr. Falck’s home in connection with his relocation to Phoenix, Arizona	$74,968

Mr. Robinson:
• Company’s contribution under the 401(k) plan	$11,025
• Premium for accidental death and dismemberment policy covering all officers and directors	$56
• Perquisites and personal benefits consisting of a car allowance and annual physical	$10,905
6 Mr. Post retired from the Company and APS on April 30, 2009. Mr. Brandt was elected to the positions of Chairman of the Board and CEO of the Company and Chairman of the Board of APS effective April 30, 2009. The Salary column includes $39,500 for director’s fees received by Mr. Post after his retirement in connection with his service as a director. The Stock Awards column includes $49,088 for the Director’s Grant received by Mr. Post after his retirement in connection with his service as a director.
7 Mr. Edington’s base salary was increased to $800,000 on June 1, 2008.

2009 Grants of Plan-Based Awards

Name	Grant Date1	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards2						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards3
			Threshold ($)4		Target ($)		Maximum (#)		Threshold (#)	Target (#)	Maximum (#)
			2009	2010	2009	2010	2009	2010
William J. Post	03/18/20095 (PS) 03/18/20096 (RSUs) 07/01/2009 (Directors Grant)		0	0	0	0	0	0	14,874	29,748	44,622	29,752 1,600	781,777 781,883 49,088
Donald E. Brandt	02/18/20095 (PS) 02/18/20096 (RSUs)		120,0007 320,0007	480,000	240,0007 640,0007	960,000	480,0007 960,0007	1,440,000	14,874	29,748	44,622	29,752	912,669 912,791
James R. Hatfield	02/18/20095 (PS) 02/18/20096 (RSUs)		1	1	234,000	234,000	468,000	468,000	1,750	3,500	5,250	3,500	107,380 107,380
Randall K. Edington	02/18/20095 (PS) 02/18/20096 (RSUs)		1 18	1	400,000 125,0008 1,2509 1,5009	400,000	800,000 125,0008	800,000	4,000	8,000	12,000	8,000	245,440 245,440
David P. Falck	07/29/200910 (PS)	05/20/2009	1	1	95,625	229,500	191,250	459,000	4,290	8,580	12,870		166,126

Name	Grant Date1	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards2						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards3
			Threshold ($)4		Target ($)		Maximum (#)		Threshold (#)	Target (#)	Maximum (#)
			2009	2010	2009	2010	2009	2010
	07/29/200910 (PS) 07/29/200910 (RSUs) 07/29/200910 (RSUs)	05/20/2009 05/20/2009 05/20/2009							6,500	13,000	19,500	9,750 13,000	419,510 314,633 419,510
Donald G. Robinson	02/18/20095 (PS) 02/18/20096 (RSUs)		206,250	206,250	412,500	412,500	825,000	825,000	6,624	13,248	19,872	13,252	406,449 406,571

[1] In this column, the abbreviation “PS” means performance share awards and “RSUs” means restricted stock unit awards.
[2] Since 2007, the Company has approved the annual cash incentive plans in January in the year covered by the plans. For example, the 2009 Incentive Plans were approved in January 2009. In the fall of 2009, the Company decided to change the grant cycle and approve the 2010 Incentive Plans in December 2009 in order to provide more clarity to the participants in the 2010 Incentive Plans about the plan performance metrics before the start of the year in which the performance will be measured. Because the 2010 Incentive Plans were approved in December 2009, we report both the 2009 and the 2010 Incentive Plans on this table even though the payout under the 2010 Incentive Plans, if any, will be based solely on 2010 performance.
[3] The amount in this column represents the full grant date fair value for financial reporting purposes for the 2009 Performance Shares, the 2009 RSUs, and the Director’s Grant. We describe the performance shares and RSU awards under the heading “Executive Compensation Components – Long-Term Incentives” in the CDA on page 34 of this proxy statement, and the Director’s Grant under the heading “Director Compensation – Director Stock Ownership Guidelines” on page 12 of this proxy statement.
[4] As required by SEC rules, the “Estimated Possible Payouts” represent the “threshold,” “target,” and “maximum” payouts the Named Executive Officers were eligible to receive under the 2009 Incentive Plans and the 2010 Incentive Plans, although any awards are subject to the discretion of the HR Committee. The actual awards payable to the Named Executive Officers under the 2009 Incentive Plans are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 39 of this proxy statement. With respect to Messrs. Hatfield, Edington, and Falck, under the 2009 Incentive Plans, the minimum amount each officer would have been eligible to receive was calculated based on APS earnings achieving the threshold amount, which would result in no payment with respect to the Company’s earnings portion of the 2009 Incentive Plans, and the business unit results at the lowest possible award. See “Executive Compensation Components – Annual Incentives” in the CDA on page 29 of this proxy statement for additional information about the 2009 Incentive Plans.
[5] This amount represents the 2009 Performance Shares made pursuant to the 2007 Plan and described under the heading “Executive Compensation Components – Long-Term Incentives – Performance Shares” in the CDA on page 35 of this proxy statement. In accordance with the SEC rules, we valued the awards based on the probable outcome at the time of the grant, which assumes the grant will be paid at 100% of the target award and, in accordance with FASB ASC Topic 718, the closing stock price on the date of the grant. There were no forfeitures in 2009.
[6] This amount represents the 2009 RSU awards made pursuant to the 2007 Plan and described under the heading, “Executive Compensation Components – Long-Term Incentives – RSUs” in the CDA on page 36 of this proxy statement. In accordance with FASB ASC Topic 718, we valued the RSUs using the number of RSUs awarded multiplied by the closing stock price on the date of the grant. There were no forfeitures in 2009.
[7] Mr. Brandt was covered by the 2009 APS Incentive Plan during the first four months of 2009. When Mr. Brandt was elected Chairman of the Board and CEO of the Company in April of 2009, he was no longer subject to the 2009 APS Incentive Plan, but became subject to the 2009 PNW CEO Plan from the date of his appointment until the end of the year.

8 This amount represents the dollar value of the 2009 Palo Verde Specific Compensation Opportunity described under the heading, “Employment Arrangements” on page 44 of this proxy statement. The actual amount, as determined at the time of payout, is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 39 of this proxy statement. Under a similar incentive plan in place in 2008, Mr. Edington achieved the performance targets and received the full amount available under that plan. Mr. Edington also achieved performance targets under the 2009 plan and received the full amount available under that plan. On this basis, the Company reflected the target amount as $125,000.
9 These amounts represent the outage incentive plans for the 14th refueling outage for Palo Verde Unit 3 and the 15th refueling outage for Palo Verde Unit 2. These incentive plans do not provide for a threshold or maximum payment.
10 The HR Committee granted Mr. Falck performance shares and RSUs consistent with the terms of his offer letter. Mr. Falck’s offer letter is discussed under the heading, “Employment Arrangements” on page 44 of this proxy statement. The amounts set forth for the performance shares, based on the probable outcome at the time of grant, assumes the 8,580 target grant will be paid at 60% of the target and the 13,000 target grant will be paid at the target.
Employment Arrangements
          APS and Mr. Hatfield executed an offer letter dated June 17, 2008, pursuant to which Mr. Hatfield received the following: an annual base salary of $450,000; a hiring incentive of $200,000 (gross) that was paid to Mr. Hatfield during the first two weeks of his employment in 2008, and $100,000 (gross) that was paid to Mr. Hatfield within two weeks of the first anniversary of his employment date in 2009; participation in the officer annual incentive plan with a target payment of 50% and up to a maximum of 100% of annual base salary; an award of 1,400 performance shares which would have vested in 2009 (but did not pay out), an award of 2,000 performance shares which will vest in 2010, an award of 3,400 performance shares which will vest in 2011, all of which will vest only if the performance criteria are met; an award of 2,500 RSUs that will vest through February 20, 2011, and an award of 3,500 RSUs that will vest through February 20, 2012; participation in the Supplemental Executive Retirement Plan and the Deferred Compensation Plan; relocation benefits; and a Change-in-Control Agreement similar to those provided to other executive officers.
          APS and Mr. Edington executed an offer letter, dated December 20, 2006, pursuant to which Mr. Edington received: an annual base salary of $600,000; a hiring bonus of $200,000 (gross) that was paid to Mr. Edington during his first two weeks of employment, plus subsequent bonuses of $100,000 (gross) that were paid to Mr. Edington on employment anniversary dates in 2008 and 2009; participation in the annual incentive plan with a target of 50% and up to a maximum of 100% of annual base salary; an award of 10,000 retention units; annual grants of long-term awards if made by the HR Committee, with his first grant of performance shares to be in the amount of $125,000; cash payments made by APS on the dates on which performance shares and stock options granted to Mr. Edington by his former employer would have vested, in an amount equal to the value of such stock grants; relocation benefits; and certain medical benefits, including lifetime medical coverage for Mr. Edington and his spouse. In addition, the offer letter provides that his total pension benefit (including the benefit due under the Company’s qualified plan, general non-qualified plan, and the supplemental agreement discussed below) will be the greater of: (a) his total pension benefit if he had remained with his former employer for five more years, or (b) a pension benefit that will accrue at 10% per year, up to a maximum of 60%, which will vest at five years of service. The percentage is applied to his final average wage (highest 3 years in the final 10 years and includes both base salary and annual incentives) to determine his lifetime benefit. In addition, the retention units granted to him in January 2007 are also included in the calculation of pension benefits. If his employment is terminated for any reason other than voluntary resignation or termination for cause prior to meeting the vesting as indicated above, part (a) of this paragraph will become payable to Mr. Edington or his spouse. If part (b) of this paragraph applies, it will be paid to Mr. Edington in two forms: one-half of the benefit will be paid to him in a lump sum and the second half of the benefit will be paid to Mr. Edington in a 100% joint and survivor annuity. In addition, the offer letter provides that Mr. Edington will develop and participate in Palo Verde incentive opportunities of up to $125,000, which is discussed for 2009 in the following paragraph.
          Consistent with Mr. Edington’s offer letter, APS adopted the 2009 Palo Verde Specific Compensation Opportunity, which provided Mr. Edington the opportunity to receive up to $125,000 upon the achievement of the following Palo Verde operational and performance targets: the resolution of NRC-identified tasks and issues and the clearing of the NRC confirmatory action letter; the achievement of a site capacity factor equal to or greater than 88%;

and the attainment of an improved INPO performance evaluation. Mr. Edington received a $125,000 award upon the Board’s determination that the foregoing targets were met or exceeded.
          In recognition of Mr. Edington’s significant contributions to Palo Verde’s improvement since he joined APS in early 2007 and his critical role in returning Palo Verde to long-term excellence, on July 18, 2008, APS and Mr. Edington entered into a letter agreement that provided as follows:
•	Mr. Edington’s base salary was increased to $800,000, effective June 1, 2008.

•	APS entered into a separate deferred compensation arrangement with Mr. Edington, pursuant to which APS credited Mr. Edington’s deferred compensation account with $1 million, effective as of July 15, 2008. APS will increase this account balance by an additional $1 million on June 1 of each year beginning June 1, 2009, until the account reaches $4 million on June 1, 2011. The account will vest on June 1, 2012 if Mr. Edington remains with APS and will be payable before that date upon Mr. Edington’s death, disability, or involuntary termination.

•	Effective July 15, 2008, APS established for Mr. Edington a life insurance benefit of $3 million that decreases by $1 million on June 1 of each year, beginning June 1, 2009, until the life insurance benefit terminates on June 1, 2011.
          On December 26, 2008, APS and Mr. Edington entered into a supplemental agreement further defining Mr. Edington’s pension benefits as set forth in the December 20, 2006 letter, and the deferred compensation arrangement as set forth in the July 18, 2008 letter.
          Pinnacle West and Mr. Falck executed an offer letter dated May 21, 2009, pursuant to which Mr. Falck received: an annual base salary of $450,000; a hiring incentive of $200,000 that was paid to Mr. Falck during the first two weeks of his employment in 2009; participation in the officer annual incentive plan with a target payment of 50% and up to a maximum of 100% of annual base salary; an award of 8,580 performance shares which will vest in 2011 and an award of 13,000 performance shares which will vest in 2012, in each case only if the performance criteria are met; an award of 9,750 RSUs that will vest through February 20, 2012, an award of 13,000 RSUs that will vest through February 20, 2013, participation in the Supplemental Executive Retirement Plan and the Deferred Compensation Plan; a special discretionary credit award, which is described under the heading “Discussion of Nonqualified Deferred Compensation” on page 55 of this proxy statement; a Change-in-Control Agreement similar to those provided to other officers but modified to include a three-year sunset on the excise tax gross-up provisions; and relocation benefits. In addition, Mr. Falck will receive a hiring incentive of $150,000 payable within two weeks of the first anniversary of his employment date (provided that if Mr. Falck resigns for any reason or his employment is terminated for cause within two years after this incentive payment is made he shall repay the incentive).

     2009 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards						Stock Awards

	Option	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Grant	of	Securities	Incentive	Exercise	Expiration	Shares	Value	Incentive	Incentive
	Date	Securities	Underlying	Plan	Price	Date	or	of	Plan	Plan
		Underlying	Unexercised	Awards:	($)		Units	Shares	Awards:	Awards:
		Unexercised	Options	Number			of	or	Number of	Market
		Options	(#)	of			Stock	Units	Unearned	or
		(#)		Securities			That	of	Shares,	Payout
			Unexercisable	Underlying			Have	Stock	Units or	Value of
		Exercisable		Unexercised			Not	That	Other	Unearned
				Unearned			Vested	Have	Rights	Shares,
				Options			(#)	Not	That	Units or
				(#)				Vested	Have	Other
								($)[1]	Not	Rights
									Vested	That
									(#)	Have
										Not
										Vested
										($)[1]

William J. Post	11/15/2000[2]	65,000	0	0	44.03	08/02/2010
	11/14/2001[2]	65,000	0	0	42.55	08/02/2010

	06/19/2002[2]	108,000	0	0	38.37	08/02/2010

							______[3]	______[3]

									14,874[8]	544,091
									(PS)

									14,874[9]	544,091
									(PS)

Donald E. Brandt		0	0	0
							2,756[4]	100,814
							(RU)

							29,752[5]	1,088,328
							(RSUs)

							9,939[6]	363,569
							(RSUs)

							5,000[7]	182,900
							(RSUs)

									14,874[8]	544,091
									(PS)

									6,624[9]	242,306
									(PS)

Name	Option Awards						Stock Awards

	Option	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Grant	of	Securities	Incentive	Exercise	Expiration	Shares	Value	Incentive	Incentive
	Date	Securities	Underlying	Plan	Price	Date	or	of	Plan	Plan
		Underlying	Unexercised	Awards:	($)		Units	Shares	Awards:	Awards:
		Unexercised	Options	Number			of	or	Number of	Market
		Options	(#)	of			Stock	Units	Unearned	or
		(#)		Securities			That	of	Shares,	Payout
			Unexercisable	Underlying			Have	Stock	Units or	Value of
		Exercisable		Unexercised			Not	That	Other	Unearned
				Unearned			Vested	Have	Rights	Shares,
				Options			(#)	Not	That	Units or
				(#)				Vested	Have	Other
								($)[1]	Not	Rights
									Vested	That
									(#)	Have
										Not
										Vested
										($)[1]

James R. Hatfield		0	0	0
							3,500[5]	128,030
							(RSUs)

							3,000[10]	109,740
							(RSUs)

							2,000[10]	73,160
							(RSUs)

		0	0	0					1,750[8]	64,015
									(PS)

									1,700[9]	62,186
									(PS)

Randall K. Edington		0	0	0
							2,500[4]	91,450
							(RU)

							8,000[5]	292,640
							(RSUs)

							6,000[6]	219,480
							(RSUs)

							3,050[7]	111,569
							(RSUs)

									4,000[8]	146,320
									(PS)

									4,000[9]	146,320
									(PS)

Name	Option Awards						Stock Awards

	Option	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Grant	of	Securities	Incentive	Exercise	Expiration	Shares	Value	Incentive	Incentive
	Date	Securities	Underlying	Plan	Price	Date	or	of	Plan	Plan
		Underlying	Unexercised	Awards:	($)		Units	Shares	Awards:	Awards:
		Unexercised	Options	Number			of	or	Number of	Market
		Options	(#)	of			Stock	Units	Unearned	or
		(#)		Securities			That	of	Shares,	Payout
			Unexercisable	Underlying			Have	Stock	Units or	Value of
		Exercisable		Unexercised			Not	That	Other	Unearned
				Unearned			Vested	Have	Rights	Shares,
				Options			(#)	Not	That	Units or
				(#)				Vested	Have	Other
								($)[1]	Not	Rights
									Vested	That
									(#)	Have
Not
Vested
($)[1]

David P. Falck		0	0	0

							13,000[11]	475,540
(RSUs)

							9,750[11]	356,655
(RSUs)

									6,500[11]	237,770
(PS)

									4,290[11]	156,928
(PS)

Donald G. Robinson		0	0	0

							_____[3]	______[3]

									6,624[8]	242,306
(PS)

									1,750[9]	64,015
(PS)

1 The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2009 ($36.58 per share as of December 31, 2009) by the number of retention units (“RU”), RSUs, and performance shares (“PS”) listed for the specified officer.
2 With respect to the 2000 and 2001 options, the options became exercisable one-third of the grant per year commencing on the first anniversary of the grant date. With respect to the 2002 options, one-third of these options became exercisable on June 19, 2003, one-third on December 19, 2003 and the remaining one-third on December 19, 2004. When Mr. Post retired on April 30, 2009, the expiration date for all of the options became August 2, 2010.
3 Messrs. Post and Robinson have retention units and RSUs granted in 2007, 2008 and 2009 that will be released as follows: retention units were released on January 4, 2010; 2007 RSUs are released as described in footnote 7; 2008 RSUs are released as described in footnote 6; and 2009 RSUs are released as described in footnote 5. Messrs. Post and Robinson are fully vested in these grants due to Mr. Post’s retirement and Mr. Robinson’s qualification for early retirement.
4 This amount represents the retention units awarded in 2006 for Mr. Brandt and in 2007 for Mr. Edington and are identified by the abbreviation “RU.” The retention units (i) vest in 25% increments, beginning on January 3, 2007 with respect to the grant to

Mr. Brandt, and beginning on January 25, 2007 with respect to the grant to Mr. Edington, so that the retention units will be fully vested on January 4, 2010; (ii) fully vest before the end of the regular vesting period if the participant becomes eligible for retirement (unvested retention units are forfeited if the participant terminates employment for any other reason); (iii) are payable in cash to the participant as the retention units vest in an amount equal to the number of retention units vesting multiplied by the fair market value of a share of Company common stock on the vesting date (in the case of a participant’s retirement before the end of the vesting period, the retention units are payable on the dates and in the percentages specified in the vesting schedule, even though fully vested); (iv) accrue dividend rights equal to the amount of dividends that a participant would have received if the participant had directly owned one share of Company common stock for each retention unit held, with the dividend rights payable only on the retention units that actually vest, plus interest at the rate of 5% per annum, compounded quarterly; and (v) are included in the determination of the participant’s compensation for purposes of calculating pension benefits under our supplemental excess benefit retirement program, to the extent the retention units ultimately vest.
5 This amount represents the RSUs awarded in 2009 that are described, with their vesting and release schedule, under the heading “Executive Compensation Components – Long-Term Incentives – RSUs” in the CDA on page 36 of this proxy statement.
6 This amount represents the RSUs awarded in 2008. The 2008 RSUs vest and are released in 25% increments beginning on February 20, 2009, so that they will be fully vested on February 20, 2012.
7 This amount represents the RSUs awarded in 2007. The 2007 RSUs vest and are released in 25% increments beginning on February 20, 2008, so that they will be fully vested on February 20, 2011.
8 This amount represents the 2009 Performance Shares. SEC rules require us to assume a number of shares equal to the 25th percentile payout level of the performance shares for the 2009 Performance Shares, although the actual number of shares awarded, if any, will not be determined until the end of the performance period, which ends on December 31, 2011. The 2009 Performance Shares are described with their vesting schedule under the heading “Executive Compensation Components – Long-Term Incentives – Performance Shares” in the CDA on page 35 of this proxy statement.
9 This amount represents the performance shares issued in 2008. SEC rules require us to assume a number of shares equal to the 25th percentile payout level of the performance shares for the 2008 performance shares, although the actual number of shares awarded, if any, will not be determined until the end of the performance period, which ends on December 31, 2010. The 2008 performance shares have a performance period beginning on January 1, 2008 and ending on December 31, 2010.
10 This amount represents the remaining RSUs that were provided to Mr. Hatfield in 2008 pursuant to his offer letter. The award of 3,000 RSUs will vest in 1,000 unit increments each February 20 through February 2012, and the award of 2,000 RSUs will vest in 1,000 unit increments each February 20 through February 2011.
11 The terms of the grants to Mr. Falck and their vesting dates are described under the heading “Employment Arrangements” on page 44 of this proxy statement and in footnote 10 to the 2009 Grants of Plan-Based Awards table on page 42 of this proxy statement.
2009 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on Vesting	Vesting
	Exercise	($)[1]	(#)[2]	($)[3]
	(#)
William J. Post	85,750	465,194	31,352	830,971
Donald E. Brandt	0	0	8,567	258,103
James R. Hatfield	0	0	1,000	28,710
Randall K. Edington	0	0	6,025	184,003
David P. Falck	0	0	0	0
Donald G. Robinson	0	0	13,252	406,571

1 The value realized for the option awards is the difference between the market price of the underlying security at exercise and the exercise or base price of the option.

2 The amount in this column consists of: (i) retention units that were granted to Mr. Brandt in December 2006 and Mr. Edington in January 2007 and that vested in part on January 4, 2009 as follows: Mr. Brandt – 2,754; and Mr. Edington – 2,500; (ii) RSUs that were granted to Messrs. Brandt and Edington in February 2008, and Mr. Hatfield in October 2008 and that vested and were released, in part, on February 20, 2009 as follows: Mr. Brandt – 3,313; Mr. Hatfield – 500; and Mr. Edington – 2,000; RSUs that were granted to Messrs. Brandt and Edington in February 2007 and to Mr. Hatfield in October 2008 and that vested and were released, in part, on February 20, 2009 as follows: Mr. Brandt – 2,500; Mr. Hatfield – 500; and Mr. Edington – 1,525; and RSUs that were granted (but were not released) to Messrs. Post in March 2009 and Robinson in February 2009 as follows: Post – 29,752; and Robinson – 13,252; and (iii) the 1,600-share Director’s Grant granted to Mr. Post.
3 The value realized for the retention units, the RSUs and the Director’s Grant is calculated by multiplying the number of shares of stock or units released by the market value of the common stock on the release date, which: (i) for the retention units for Messrs. Brandt and Edington was $33.12; (ii) for the RSUs for Messrs. Brandt, Edington and Hatfield was $28.71; for the RSUs for Mr. Post was $26.28 and for the RSUs for Mr. Robinson was $30.68; and (iii) for the Director’s Grant was $30.68. Messrs. Post and Robinson became fully vested in the 2009 RSUs at the time of the grant because under the terms of the grant, an individual becomes fully vested at the time the individual qualifies for early or normal retirement under the Company’s retirement plan. Although fully vested, the awards will be released to Messrs. Post and Robinson in four equal, annual installments beginning on February 20, 2010.
2009 Pension Benefits
          The Pension Benefits table below includes estimates of the potential future pension benefits for each Named Executive Officer based on the actuarial assumptions used for financial reporting purposes, such as the life expectancy of each Named Executive Officer and his spouse and “discount rates.” As shown in the table, a key component of these estimates is each Named Executive Officer’s years of service to the Company.

Name	Plan Name	Number of	Present Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefits	Fiscal Year
		Service	($)[1]	($)
		(#)

William J. Post	Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”)	36	1,281,373[2]	306,235

	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan (the “Supplemental Plan”)	25[3]	13,378,065[2]	2,341,795

	Arizona Public Service Company Deferred Compensation Plan (the “APS Plan”)	N/A4	1,232,478[5]	0

Donald E. Brandt	Retirement Plan	7	154,013[6]	0

	Supplemental Plan	7	1,527,351[6]	0

James R. Hatfield	Retirement Plan	2	26,655[7]	0

	Supplemental Plan	2	195,023[7]	0

Randall K. Edington	Retirement Plan	3	44,091[8]	0

	Supplemental Plan	3	914,944[8]	0

	Employment Agreement	N/A	2,844,767[8]	0

David P. Falck	Retirement Plan	1	10,722[9]	0

	Supplemental Plan	1	39,804[9]	0

Name	Plan Name	Number of	Present Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefits	Fiscal Year
		Service	($)[1]	($)
		(#)

Donald G. Robinson	Retirement Plan	28	948,684[10]	0

	Supplemental Plan	25[3]	3,012,676[10]	0

1 See Note 8 of the Notes to Consolidated Financial Statements in the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for additional information about the assumptions used by the Company in calculating pension obligations.
2 The amount shown is the present value of Mr. Post’s outstanding benefits to be paid based on his actual retirement election.
3 Under the terms of this plan, no additional benefit is awarded for credited years of service over 25 years of service.
4 Mr. Post made his contribution to the APS Plan in 1986. He became vested in the payout at age 55, 19 years from the date of his investment. This plan was only offered from 1984 – 1986. For a description of the APS Plan, see “Discussion of Pension Benefits – APS Plan” on page 54 of this proxy statement.
5 Represents the present value of Mr. Post’s benefit under his election to begin these payments at retirement.
6 The amount shown is the present value of Mr. Brandt’s accumulated benefits to be paid at age 65.
7 The amount shown is the present value of Mr. Hatfield’s accumulated benefit. Mr. Hatfield is not currently vested in the present value of his Retirement Plan or Supplemental Plan benefits.
8 The amounts shown are the present values of Mr. Edington’s accumulated benefits to be paid after five years of service, the earliest time at which he could retire with no reduction in benefits. Mr. Edington is currently vested in the present value of his Retirement Plan and Supplemental Plan benefits; however, if he were to leave the Company prior to retirement, he would not be entitled to benefits under the Supplemental Plan but these amounts could be payable to him under his employment agreement. With respect to Mr. Edington’s employment agreement, see “Employment Arrangements” on page 44 of this proxy statement.
9 The amount shown is the present value of Mr. Falck’s accumulated benefit. Mr. Falck is not currently vested in the present value of his Retirement Plan or Supplemental Plan benefits.
10 The amount shown is the present value of Mr. Robinson’s accumulated benefit to be paid at age 60, the earliest age at which he could retire with no reduction in benefits.
Discussion of Pension Benefits
          Retirement Plan and Supplemental Plan. The Retirement Plan is the Company’s tax-qualified, non-contributory retirement plan for salaried and hourly employees. The Supplemental Plan provides retirement benefits for key salaried employees in addition to those provided under the Retirement Plan. The Supplemental Plan pays only the difference between the total benefit payable under the Supplemental Plan and the benefit payable under the Retirement Plan. As a result, an executive who participates in the Supplemental Plan does not receive duplicative benefits.
          Prior to April 1, 2003, benefits under the Retirement Plan and the Supplemental Plan (the “Traditional Formula Benefit”) accrued in accordance with a traditional retirement plan formula based on average annual compensation and years of service (the “Traditional Formula”). Effective April 1, 2003, the Company changed the benefit accrual formula for both the Retirement Plan and the Supplemental Plan (the “Account Balance Benefit”) to a retirement account balance formula (the “Account Balance Formula”). As part of the modification, all participants were able to elect to either (a) continue to earn benefits calculated under the Traditional Formula, or (b) earn benefits calculated (i) under the Traditional Formula for service through March 31, 2003, and (ii) under the Account Balance Formula for service after that date. Messrs. Post’s, Brandt’s and Robinson’s benefits are calculated under the combined Traditional Formula/Account Balance Formula. Messrs. Hatfield’s and Falck’s benefits are calculated under the Account Balance Formula. Mr. Edington’s benefits under the Retirement Plan are calculated under the Account Balance Formula. His benefits under the Supplemental Plan are calculated in accordance with his employment agreement with the Company, which is described in detail under “Employment Arrangements” on page 44 of this proxy statement.

          Under the Traditional Formula of the Supplemental Plan, a participant’s monthly benefit for life beginning at normal retirement age (age 65 or age 60 with 20 years of service) is equal to the following:
•	3% of the participant’s average monthly compensation multiplied by the participant’s first 10 years of service, plus

•	2% of the participant’s average monthly compensation multiplied by the participant’s next 15 years of service,

•	minus benefits payable under the Retirement Plan.
          A participant’s Traditional Formula Benefit under the Retirement Plan is a monthly benefit for life beginning at normal retirement age and is equal to the participant’s average monthly compensation multiplied by 1.65% for the first 33 years of service plus 1% of average monthly compensation for each year of service credited in excess of 33 years. A participant’s Traditional Formula Benefit begins when the participant reaches age 65 with 5 years of service or age 60 with 33 years of service. The maximum Traditional Formula Benefit a participant may receive under both the Retirement Plan and the Supplemental Plan is a monthly benefit of 60% of the participant’s average monthly compensation.
          Under both the Supplemental Plan and the Retirement Plan, a participant may elect to begin receiving the Traditional Formula Benefit after attaining early retirement age, which is defined as age 55 with 10 years of service. The Traditional Formula Benefit of an individual who makes this election will be reduced to reflect the early commencement of benefits. Mr. Post qualified for early retirement under the Retirement Plan and the Supplemental Plan. Mr. Robinson currently qualifies for early retirement under the Retirement Plan and the Supplemental Plan. They do not currently qualify for normal retirement under the Retirement Plan or the Supplemental Plan. Messrs. Brandt, Hatfield, Edington and Falck do not currently qualify for early or normal retirement under either the Supplemental Plan or the Retirement Plan.
          Under the Account Balance Formula, a notional account is established for each eligible participant and benefits are generally payable at termination of employment. The Company credits monthly amounts to a participant’s account.
          Under the Supplemental Plan, Company credits are based on the following formula:

Age at End of Plan Year	Percent of Monthly Compensation
Contribution Rate
(%)

Less than 35	12
35-39	14
40-44	16
45-49	20
50-54	24
55 and over	28
          Company credits under the Supplemental Plan stop at the end of the year in which a participant attains 25 years of service. Mr. Post does not have an Account Balance under the Supplemental Plan because he had more than 25 years of service when he elected the Account Balance Formula.

          Under the Retirement Plan, Company credits are based on the following formula:

Age Plus Whole Years of Service	Percent of Monthly Compensation
at End of Plan Year	Contribution Rate
(%)

Less than 40	4
40-49	5
50-59	6
60-69	7
70-79	9
80 and over	11
          In addition, participants in the Retirement Plan on December 31, 2002 are eligible for up to 10 years of transition credits based on age and years of service (with the maximum transition credit being equal to 2.75% of average monthly compensation).
          For purposes of calculating the Traditional Formula Benefit and the Account Balance Benefit under the Retirement Plan, compensation consists solely of base salary up to $245,000, including any employee contributions under the Company’s 401(k) plan, flexible benefits plan and qualified transportation arrangement under Section 132(f) of the Internal Revenue Code. Amounts voluntarily deferred under other deferred compensation plans, bonuses and incentive pay are not taken into account under the Retirement Plan. The Supplemental Plan takes these amounts into account (with certain exceptions) plus base salary beyond the $245,000 limit. In addition, the retention units granted in December 2006 and January 2007 are included in compensation under the Supplemental Plan.
          For purposes of the Traditional Formula under the Retirement Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation in the final 10 years of employment; under the Supplemental Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation during employment. For purposes of the Account Balance Formula, contributions are made on the basis of the participant’s then current monthly compensation calculated as described above.
          A participant’s years of service begin accruing on the date of employment. However, benefits do not vest until the completion of three years of service. The Company has from time to time granted key executives additional years of service and/or additional benefits as a percentage of average monthly compensation under the Supplemental Plan when necessary and appropriate to recruit and retain such executives. All such arrangements are pursuant to written agreements. Mr. Edington’s employment agreement provides him with a benefit equal to the greater of (a) an amount equal to his total pension benefit if he had stayed at his prior employer for five more years, or (b) a pension benefit which will accrue at 10% of his final average pay per year of service, up to a maximum of 60% of his final average pay which will vest in June 2011, if Mr. Edington still is employed by the Company. If Mr. Edington terminates employment for reasons other than voluntary resignation or termination for cause prior to June 2011, he is entitled to a monthly benefit of $24,226 payable for his life and the life of his spouse. If Mr. Edington voluntarily resigns or is terminated for cause prior to June 2011, he is entitled to a benefit under the terms of the Supplemental Plan. Our agreement with Mr. Edington is described under “Employment Arrangements” on page 44 of this proxy statement.
          Under both the Retirement Plan and the Supplemental Plan, benefits are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, or a lump sum. However, Traditional Formula Benefits generally are not available as a lump sum, but are paid in the form of an annuity. Optional benefit forms are of relative actuarial value under the Retirement Plan. Under the Supplemental Plan, the 50% joint and survivor benefit form is fully subsidized, and the other benefit forms are partially subsidized. The Supplemental Plan offers an optional five-year certain form of payment (payable in 60 monthly installments).
          Benefits under the Retirement Plan are paid from a tax-exempt trust. Benefits under the Supplemental Plan are paid from the general assets of the Company.

          APS Plan. In 1986, Mr. Post elected to contribute to the APS Plan, pursuant to which he will receive an annual payment for a 10-year period following his retirement from the Company. The APS Plan, which was only offered from 1984-1986, allows the participant to elect the post-retirement year in which the installment payments begin, provided the initial year is on or after the participant reaches 60 years of age and on or before the participant reaches 70 years of age. Under the terms of the APS Plan, amounts are paid in 10 equal annual installments commencing with the year elected by the participant. Under Mr. Post’s election, he will receive 10 annual installments of $221,981 each beginning at age 65. The purpose of the APS Plan was to provide participants with the ability to defer a portion of their compensation and receive in return an annual retirement benefit.
2009 Nonqualified Deferred Compensation

Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Last Fiscal
	Year	Year	Year	($)	Year End
	($)[1]	($)	($)[2]		($)[3]

William J. Post:
DCP	0	0	44,101	(1,808,133)[4]	0
Career Recognition Award	0	1,000,000	49,375	(143,750)	905,625

Donald E. Brandt:
DCP & 2005 Plan	0	0	70,645	0	1,012,572

James R. Hatfield:[5]
2005 Plan	12,960	0	1,552	0	22,246

Randall K. Edington:[6]
2005 Plan	307,352	0	46,563	0	667,402
Employment Agreement	0	1,000,000	0	0	2,000,000

David P. Falck:[7]
DCP Discretionary Credits	0	350,000	10,938	0	360,938

Donald G. Robinson:
DCP & 2005 Plan	53,895	0	19,548	0	280,181

1 The amount of the executive contribution is solely from the voluntary deferral by the executive of the executive’s designated compensation and does not include any separate Company contribution. These deferred amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 39 of this proxy statement.
2 A portion of the amounts reported in this column is also reported as compensation in the Summary Compensation Table on page 39 of this proxy statement, including, for Mr. Post – $29,050; Mr. Brandt – $23,360; Mr. Hatfield – $513; Mr. Edington – $15,397; and Mr. Robinson – $6,464. See clause (ii) of the first sentence of footnote 4 to the Summary Compensation Table on page 39 of this proxy statement.
3 The historical contributions of each Named Executive Officer to his aggregate balance at December 31, 2009, including “market rate” interest (as defined by the SEC) from the date of each contribution, is as follows: Mr. Brandt – $949,677; Mr. Hatfield – $21,663; Mr. Edington – $644,037; and Mr. Robinson – $255,867. Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table in this proxy statement on page 39 or in the Company’s prior proxy statements: Mr. Brandt – $862,127; Mr. Hatfield – $21,040; Mr. Edington – $616,730; Mr. Falck – $3,617; and Mr. Robinson – $60,359.
4 The historical contribution of Mr. Post to his account, including market rate interest, was $1,402,716. Of this total amount in this column, $713,706 has previously been reported in the Summary Compensation Table in prior proxy statements.
5 Mr. Hatfield will not be fully vested until December 31, 2012. In the event Mr. Hatfield had left the Company on December 31, 2009, his aggregate balance would have been $21,349.
6 Mr. Edington will not be fully vested under the 2005 Plan until December 31, 2011 and he will not be fully vested in his deferred compensation pursuant to his employment agreement until June 1, 2012. In the event Mr. Edington had left the Company on December 31, 2009, other than by reason of his death, disability, or involuntary termination without cause, his aggregate balance would have been $632,553. We describe the special agreement we have with Mr. Edington regarding his deferred compensation under “Employment Arrangements” on page 44 of this proxy statement and under “Potential Payments Upon Termination or Change-in-Control – Deferred Compensation Plans” on page 59 of this proxy statement.
7 Pursuant to Mr. Falck’s employment agreement, described under “Discussion of Nonqualified Deferred Compensation – DCP and 2005 Plan” on page 55 of this proxy statement, the Company made a $350,000 credit award to Mr. Falck. The first $250,000 and interest accrued will vest on July 29, 2014 and the remaining $100,000 and interest accrued will vest on July 29, 2016 as long as he is employed by the Company on those dates.
Discussion of Nonqualified Deferred Compensation
          DCP and 2005 Plan. Effective January 1, 1992, the Company established The Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company, and El Dorado Investment Company Deferred Compensation Plan (the “DCP”). Under the DCP, a participant who was an employee was allowed to defer up to 50% of annual base salary and up to 100% of year-end bonus, which would include awards under regular annual incentive plans, but not special incentive payments. A participant who is a member of the Board is allowed to defer up to 100% of the annual cash fees (including retainer and meeting fees) payable to the participant. Amounts deferred by participants are credited with interest at various rates in substantially the same manner as interest is credited pursuant to the 2005 Plan, as described below. Distributions may be made (i) within 30 days after the fifth year an amount was deferred, (ii) on account of an unforeseen emergency, (iii) on account of retirement after attaining age 65 with five years of service or after attaining age 55 with 10 years of service (“Retirement Benefit”), (iv) on account of termination prior to retirement (“Termination Benefit”), (v) on account of disability, or (vi) on account of death before termination of employment.
          The Retirement Benefit and Termination Benefit are payable in a lump sum or in 5, 10, or 15 equal annual installments, as elected by the participant. Other benefits are generally paid in a lump sum. The method of crediting interest on lump sum and installment payments under the DCP is substantially the same as the method used in the 2005 Plan, as described below.
          On December 15, 2004, the Board authorized the adoption of a new nonqualified deferred compensation plan for post-2004 deferrals (the “2005 Plan”). No future deferrals will be permitted under the DCP. The 2005 Plan, effective as of January 1, 2005, is based in large part on the DCP as described above. The 2005 Plan was adopted to comply with the requirements of Section 409A of the Internal Revenue Code.
          Under the 2005 Plan, a participant who is an employee is allowed to defer up to 50% of the participant’s base salary and up to 100% of the participant’s bonus, including regular awards under annual incentive plans, but not special awards. A participant who is a member of the Board is allowed to defer up to 100% of the annual cash fees (including retainer and meeting fees) payable to the participant. Amounts deferred by participants are credited with interest at various rates, as described below. Deferral elections of base salary and director’s fees must be made prior to the calendar year in which such base salary or director’s fees will be paid. A deferral election with respect to a bonus must be made before the first day of the calendar year in which the bonus is earned. When making a deferral election, a participant also makes an election regarding the time and form of the participant’s distributions from the 2005 Plan. Distributions from the 2005 Plan must be made in accordance with Section 409A of the Internal Revenue Code. Distributions are made (i) in January of the fifth year following the year in which an amount was deferred, (ii) on account of an unforeseeable financial emergency, (iii) on the later of termination of employment or attainment of age 55 (the “2005 Plan Termination Benefit”), or (iv) on account of death before termination of employment.
          The 2005 Plan Termination Benefit is payable in a lump sum or in 5, 10 or 15 equal annual installments, as elected by the participant. Other benefits generally are paid in a lump sum.

          Under the 2005 Plan, the Company uses two different interest rates to determine the amount of the participant’s benefit. The first is the “Base Rate,” which, for any calendar year, is the 10-year U.S. Treasury Note rate published on the last business day of the first week of October preceding such calendar year. The second is the “Plan Rate,” which is the sum of the “Base Rate” and the “Supplemental Rate.” The “Supplemental Rate” is a rate determined by the plan committee appointed by the Board. During 2009, the “Base Rate” was 3.61% and the “Supplemental Rate” was 3.89%.
          As a general rule, the interest rate used to determine the amount of the 2005 Plan Termination Benefit payable in a lump sum is as follows:

Years of Plan Participation	Interest Rate

Less than Five (and termination occurs other than due to retirement and more than six months prior to change-in-control)	Base Rate

All other situations	Plan Rate
          The interest rate used to determine the amount of the 2005 Plan Termination Benefit payable in installments is a fixed rate equal to the average Plan Rate for the plan year in which the participant becomes eligible to receive the benefit and the four prior plan years. If the participant has fewer than five plan years of participation and terminates employment for reasons other than retirement, the interest rate used to calculate installments is a fixed rate equal to the average Base Rate for the plan years of participation. If the participant’s installment payout begins on or after the date that is six months prior to a change-in-control of the Company, the Company is required to pay benefits using an average of the Plan Rate for the plan years of participation.
          Effective January 1, 2009, the Company amended the 2005 Plan to permit the Company, in its discretion, to award discretionary credits to participants. Discretionary credits generally will be paid at the time and in the form provided in the written award agreement.
          The Company agreed in Mr. Falck’s offer letter to make a $350,000 discretionary credit award to Mr. Falck pursuant to the 2005 Plan. The first $250,000 will vest on July 29, 2014 and the remaining $100,000 will vest on July 29, 2016. The $350,000 discretionary credit award will earn interest in accordance with the 2005 Plan. The full amount of the discretionary credit award vests and becomes payable if the Company terminates Mr. Falck’s employment without cause within two years following a change-in-control, or in the event of his death. If Mr. Falck terminates employment, for any reason other than those discussed above, prior to July 29, 2014, he forfeits the entire discretionary credit award; if such termination occurs between July 30, 2014 and July 29, 2016, Mr. Falck forfeits $100,000. The offer letter with Mr. Falck is described under “Employment Arrangements” on page 44 of this proxy statement.
          Participation in both the DCP and the 2005 Plan is limited to officers, the Company’s senior management group and directors of the Company and participating affiliates. The Company’s obligations under the DCP and the 2005 Plan are unfunded and unsecured.
          Other Deferred Compensation Arrangements. The Company agreed in Mr. Edington’s letter agreement to award him deferred compensation in addition to any deferred compensation pursuant to the 2005 Plan. This award is described under “Employment Arrangements” on page 44 of this proxy statement and under “Potential Payments Upon Termination or Change-In-Control – Deferred Compensation Plans” on page 59 of this proxy statement.

Potential Payments Upon Termination or Change-In-Control
          This section describes the potential payments that each of the Named Executive Officers could receive following termination of employment, including through resignation, severance, retirement, death, disability, or a change-in-control of the Company (each, a “Termination Event”). We describe plans, agreements, or arrangements under which each Named Executive Officer could receive payments following a Termination Event, excluding those that do not discriminate in favor of our executive officers and that are available generally to all salaried employees (“Termination Plans”). The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company’s obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations. Unless we note otherwise, the tables below assume that any Termination Event took place on December 31, 2009 for each Named Executive Officer other than Mr. Post. The information below reflects the Company’s payment obligations to Mr. Post arising out of his retirement from the Company on April 30, 2009.
          2009 Incentive Plans. We describe the 2009 Incentive Plans under “Executive Compensation Components – Annual Incentives” on page 29 of this proxy statement. The Named Executive Officers would not have been eligible for a payout under the 2009 Incentive Plans in connection with any Termination Event other than Mr. Robinson, who would have been entitled to receive $708,675 in the event of his retirement or involuntary termination (other than for cause). In any event, the 2009 Incentive Plans provide that the calculation and the amount of award, if any, to each officer, is in the discretion of the HR Committee. As a result, the HR Committee’s determination may have been different had an actual Termination Event occurred. See “Executive Compensation Components – Annual Incentives” on page 29 of this proxy statement for information about the 2009 Incentive Plans and the actual payments under those plans.
          Performance Shares. We describe performance shares under “Executive Compensation Components – Long-Term Incentives – Performance Shares” on page 35 of this proxy statement. Any payment under the performance share awards is contingent on the Company attaining specified performance criteria during the applicable performance period and, unless the Company attains such performance criteria, the executives may receive nothing from these awards. None of the Named Executive Officers are entitled to stock payouts under the performance shares granted in 2007 because the performance conditions were not satisfied. Messrs. Brandt, Hatfield, Edington and Falck would not be entitled to a payout under the 2008 performance share awards or the 2009 Performance Shares in connection with a Termination Event. In the event of a Termination Event, Mr. Post, who has retired, and Mr. Robinson, who is eligible for retirement, would receive the following benefits:

Performance Shares
Name	Payment Upon Termination	Payment Upon Retirement[1]
	Event (excluding Retirement)	($)
($)
Mr. Post[2]	--	1,298,400[3]
Mr. Robinson	0	367,031[3]

1 Mr. Post and Mr. Robinson would be entitled to stock payouts under the 2008 performance share awards and 2009 Performance Shares because those grants require the grant recipients to remain employed through December 31, 2010 and December 31, 2011, respectively, and, under the 2008 and 2009 award agreements, an employee is deemed to have been employed through the performance period if the employee retires after reaching the age of retirement and attaining the requisite years of service.
2 Mr. Post retired from the Company on April 30, 2009.
3 Mr. Post and Mr. Robinson are entitled to receive stock payouts, if any, under the 2008 performance share awards and 2009 Performance Shares if the Company attains specified performance criteria for the three-year periods ended December 31, 2010 and 2011, respectively. Assuming a 25th percentile payout level for the 2008 performance share awards and 2009 Performance Shares (see footnotes 8 and 9 to the 2009 Outstanding Equity Awards at Fiscal Year-End table on page 46 of this proxy statement), Mr. Post would receive the following stock payouts in 2011 and 2012 (using the closing market price on December 31, 2009 of $36.58): $644,516 for 2011 and $653,884 for 2012 and Mr. Robinson would receive the following stock payouts in 2011 and 2012 (using the same closing market price): $75,830 for 2011 and $291,201 for 2012.

          RSUs. We describe RSUs under “Executive Compensation Components – Long-Term Incentives – RSUs” on page 36 of this proxy statement. In calculating the potential payments for the RSUs in the chart below, the RSUs include dividend rights (based on the assumption the Company maintains its current quarterly dividend) plus interest at 5% per annum, compounded quarterly during the payout period. The Named Executive Officers would not be entitled to a payout under the RSUs in the event of a Termination Event except for Mr. Post and Mr. Robinson, who would receive the following benefits:

RSUs
Name	Payment Upon Termination	Payment Upon Retirement
	Event (excluding Retirement)	($)
($)
Mr. Post[1]	--	2,725,048[2]
Mr. Robinson	0	720,852[3]

1 Mr. Post retired from the Company on April 30, 2009.
2Mr. Post is entitled to receive $836,461 on February 20, 2010 (using the closing market price on December 31, 2009 of $36.58) and is entitled to receive the following amounts on the 20th day of February 2011, 2012 and 2013 (using the same closing market price): $884,736 for 2011, $663,076 for 2012 and $340,775 for 2013.
3 If Mr. Robinson had retired effective December 31, 2009, he would have been entitled to receive $187,265 on February 20, 2010 (using the closing market price on December 31, 2009 of $36.58), and would be entitled to receive the following amounts on the 20th day of February 2011, 2012 and 2013 (using the same closing market price): $198,155 for 2011, $183,646 for 2012 and $151,786 for 2013.
          Retention Units. We describe Retention Units in footnotes 3 and 4 to the 2009 Outstanding Equity Awards at Fiscal Year-End table on page 46 of this proxy statement. In calculating the potential payments for the Retention Units in the chart below, we have assumed that the Company maintains its current quarterly dividend ($0.525 per share) during the payout period. The Retention Units accrue dividend rights plus interest at 5% per annum, compounded quarterly. The Retention Units fully vested on January 4, 2010. The Named Executive Officers would have received the amount set forth below on January 4, 2010 as a result of a Termination Event occurring on December 31, 2009.

Retention Units

Name	Payment Upon Termination	Payment Upon Death,
	Event (excluding Death,	Disability or Retirement
	Disability or Retirement if	(if eligible for Retirement)
	eligible for Retirement)	($)
	($)
Mr. Post[1]	--	229,651
Mr. Brandt	0	120,326
Mr. Hatfield[2]	--	--
Mr. Edington	0	109,150
Mr. Falck[2]	--	--
Mr. Robinson	32,832	32,832

1 Mr. Post retired from the Company on April 30, 2009.
2 Neither Mr. Hatfield nor Mr. Falck has retention units.
          Retirement Benefits. The Supplemental Plan is described in detail under “Discussion of Pension Benefits” on page 51 of this proxy statement. The potential payment each Named Executive Officer may be entitled to receive, based upon the actuarial present value of each Named Executive Officer’s benefits under the Supplemental Plan and the related assumptions, as of December 31, 2009, are as follows:

Supplemental Plan

Name	Payment Upon Termination	Payment Upon Death[1]
	Event (excluding Death)	($)
	($)
Mr. Post[2]	13,378,065[3]	--
Mr. Brandt	1,500,490[4]	2,247,950
Mr. Hatfield	0	0
Mr. Edington	4,216,134[5]	3,843,585[6]
Mr. Falck	0	0
Mr. Robinson	3,408,041[7]	3,574,393

1 Generally, all amounts assume (i) the Named Executive Officer died on December 31, 2009, (ii) the Named Executive Officer’s Traditional Benefit is paid in the form of a monthly annuity to his spouse for life following his death and that benefit payments commence immediately, and (iii) that the Account Balance Benefit is paid in the form of an immediate lump sum payment to his spouse.
2 Mr. Post retired from the Company on April 30, 2009.
3 This amount reflects the 52 remaining payments actually owed to Mr. Post, out of the 60 equal monthly installments payable to him in connection with his retirement on April 30, 2009. If Mr. Post dies before the payments are complete, the payments will continue to his spouse for the remainder of the 60 months.
4 This amount assumes benefits are payable at age 65 and payable in 60 equal monthly installments.
5 This amount reflects the $24,226 per month to which Mr. Edington is entitled (for his life and the life of his spouse) pursuant to his employment agreement if his employment is terminated for any reason other than voluntary resignation or for cause prior to June 2011. If Mr. Edington voluntarily resigns or is terminated for cause prior to June 2011, he is entitled to the benefit to which he would be entitled under the terms of the Supplemental Plan converted to an actuarially equivalent 100% joint and survivor annuity for his and his spouse’s lifetimes.
6 This amount reflects the $24,226 per month payable to Mr. Edington’s spouse, for his spouse’s lifetime, pursuant to his employment agreement in the event of his death prior to June 2011.
7 This amount assumes election of early retirement on December 31, 2009 and that benefits are payable as a monthly annuity beginning January 1, 2010.
          Mr. Post will also receive distributions from the APS Plan that is described under “Discussion of Pension Benefits – APS Plan” on page 54 of this proxy statement. Pursuant to an election made by Mr. Post, he will receive the first of 10 annual payments of $221,981 (an actuarial net present value of $1,232,478) upon reaching 65 years of age.
          Deferred Compensation Plans. The DCP and the 2005 Plan are described in detail under “Discussion of Nonqualified Deferred Compensation” on page 55 of this proxy statement. As noted in footnotes 3 and 4 to the 2009 Nonqualified Deferred Compensation table on page 54 of this proxy statement, each of the Named Executive Officers has personally funded substantially all of the amounts in his DCP and 2005 Plan account. The combined account balance of each Named Executive Officer under the DCP and the 2005 Plan and his distribution election are set forth below.

DCP and the 2005 Plan

Name	Payment Upon	Payment Upon
	Termination Event	Death and Change-
	(Excluding a	in-Control
	Change-in-Control	($)
or Death)
($)
Mr. Post[1]	1,808,133[2]	1,808,133[2]
Mr. Brandt	1,012,572[3]	1,012,572[3]
Mr. Hatfield	21,349[4]	22,246[5]
Mr. Edington	632,553[6]	667,402[7]
Mr. Falck	0	360,938[8]
Mr. Robinson	280,181[9]	280,181[9]

1 Mr. Post retired from the Company on April 30, 2009.
2 The payment was made as a lump sum distribution upon Mr. Post’s retirement. Mr. Post only participated in the DCP.
3 Mr. Brandt has elected to receive a lump sum distribution of $68,459 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Brandt participates in both the DCP and the 2005 Plan.
4 Mr. Hatfield has elected to receive a lump sum distribution of $7,921 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Hatfield only participates in the 2005 Plan.
5 Mr. Hatfield would receive a lump sum payment of $8,314 and the balance payable in five annual installments.
6 Mr. Edington has elected to receive a lump sum distribution of $425,342 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Edington only participates in the 2005 Plan.
7 Mr. Edington would receive a lump sum payment of $452,411 and the balance payable in five annual installments.
8 Amounts payable to Mr. Falck pursuant to the discretionary credit discussed below.
9 Mr. Robinson has elected to receive a lump sum distribution of $151,025 payable upon termination of employment, with the balance paid out in annual installments over five years beginning on the date of termination. Mr. Robinson participates in both the DCP and the 2005 Plan.
          Assuming a Termination Event on December 31, 2009 by reason of his disability or involuntary termination without cause, Mr. Edington would receive a lump sum payment of $2,000,000 within 30 days after the Termination Event from a deferred compensation account that has been established in accordance with his employment agreement. Assuming Mr. Edington died on December 31, 2009, his spouse would receive a lump sum payment of $4,000,000 in accordance with his employment agreement. The payments described in this paragraph are in addition to any distributions to Mr. Edington pursuant to the 2005 Plan as set forth in the chart above. Mr. Edington’s employment agreement is described under the heading “Employment Arrangements” on page 44 of this proxy statement.
          In connection with the discretionary credits awarded to Mr. Falck and described under the heading “Discussion of Nonqualified Deferred Compensation – DCP and 2005 Plan” on page 55 of this proxy statement, the full amount of the discretionary credit award vests and becomes payable if the Company terminates Mr. Falck’s employment without cause within two years following a change in control, or in the event of his death. If Mr. Falck were to die on December 31, 2009, his spouse would receive the full amount of the discretionary credit award. Mr. Falck would not receive payment of the award if any other Termination Event occurred on December 31, 2009.
          Change-in-Control Agreements. The Company has entered into identical Change-in-Control Agreements with each of its executive officers, including each of the Named Executive Officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change-in-control. The agreements contain a “double-trigger” that provides for certain payments if, during the two-year period following a change-in-control of the Company (the “first trigger”), the Company involuntarily terminates the officer’s employment or the executive terminates his or her own employment following a significant and detrimental change in the executive’s employment (the “second trigger”). In case of an officer’s retirement, death or disability, no payments are made under the officer’s Change-in-Control Agreement, except for the payment of accrued benefits; provided, however, that if the officer dies following the officer’s receipt of a second trigger termination notice, the officer’s estate will receive the change-in-control payments the officer would have received if the officer had survived. Pursuant to the Change-in-Control Agreement, each of the Named Executive Officers is obligated to hold in confidence any and all information in his possession as a result of his employment, during and after the Named Executive Officer’s employment with the Company is terminated.
          The termination payment, if required, is an amount equal to 2.99 times the sum of the executive’s annual salary at the change-in-control as increased to the date of termination plus the annual bonus (including incentive plan payments), as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental, and group life insurance benefits at a shared cost until the end of the second year following the calendar year of termination. The termination is treated as a normal termination under the Company’s stock option and benefit plans entitling the executive to exercise outstanding options within three months after termination and causing restrictions on restricted stock to lapse. Outplacement services are also provided. If the limitations described in Section 280G of the Internal Revenue Code are exceeded, the Company will not be able to deduct a portion of its payments. In addition, if these limitations are exceeded, Section 4999 of the Internal Revenue Code imposes an excise tax on all or part of the total payments. The agreement provides for an additional gross up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments.
          In May 2009, the Company determined that, on a going forward basis, it will no longer provide excise tax gross-up payments in new and materially amended agreements with its Named Executive Officers. In unusual circumstances where the Company believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable may be included in executives’ contracts; but even in those circumstances, the excise tax gross-ups will be subject to a three-year sunset provision.
          A change-in-control under the Change-in-Control Agreement includes: (1) an unrelated third party’s acquisition of 20% or more of the Company’s or APS’ voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company’s or APS’ outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) a sale, transfer, or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the “Company Incumbent Board”) or of APS (the “APS Incumbent Board”), as of July 31, 2007 (and with respect to Mr. Hatfield and Mr. Falck as of July 31, 2008) no longer comprises at least 2/3 of the Company’s or APS’ Board of Directors. For purposes of this latter provision, a person elected to either Board after July 31, 2007 (and with respect to Mr. Hatfield and Mr. Falck after July 31, 2008), is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a 2/3 vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors.
          Each of the agreements terminates on December 31st of each year upon six months advance notice by the Company to the officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.
          The benefits each of the Named Executive Officers would be entitled to receive following a change-in-control are as follows:

Change-in-Control Agreements

Name	Payment Upon Termination Event
($)
Mr. Post[1]	0
Mr. Brandt	6,606,696[2]
Mr. Hatfield	1,915,702[3]
Mr. Edington	3,871,430[4]
Mr. Falck	1,409,164[5]
Mr. Robinson	3,070,357[6]

1 Mr. Post retired from the Company on April 30, 2009.
2 This amount reflects the following: severance payment – $4,591,475; present value of medical, dental, and life benefits – $14,644; outplacement services – $10,000; and excise tax gross-up – $1,990,577.
3 This amount reflects the following: severance payment – $1,881,715; present value of medical, dental, and life benefits – $23,987; and outplacement services – $10,000.
4 This amount reflects the following: severance payment – $3,840,814; present value of medical, dental, and life benefits – $20,616; and outplacement services – $10,000.
5 This amount reflects the following: severance payment – $1,372,410; present value of medical, dental, and life benefits – $26,754; and outplacement services – $10,000.
6 This amount reflects the following: severance payment – $2,149,152; present value of medical, dental, and life benefits – $27,255; outplacement services – $10,000; and excise tax gross-up – $883,950.
          Severance Benefit. Mr. Falck is entitled to severance benefits under the terms of his offer letter if the Company terminates his employment without cause prior to July 29, 2011. The severance benefits include continuation of his base salary in effect immediately prior to his termination date for a period of 12 months following his termination. Payments will be made in accordance with the Company’s normal payroll practices beginning 60 days following Mr. Falck’s termination. In addition, Mr. Falck will receive a target bonus payment and a monthly payment equal to the amount of the Company-paid portion of his health insurance premiums for a period of 12 months following his termination. Mr. Falck will not receive these severance benefits if he is eligible for benefits under his Change-in-Control. In addition, Mr. Falck must execute a general release of claims against the Company to receive the severance benefits. Assuming Mr. Falck was terminated without cause on December 31, 2009, he would receive $700,906, which includes $459,000 as his base salary, $229,500 bonus based on target bonus of 50% of his base salary, and $12,406 health care benefits.
          Other Agreements. Pursuant to Mr. Edington’s employment agreement, the Company established a life insurance benefit of $3,000,000 for Mr. Edington that decreases by $1,000,000 on June 1 of each year, beginning June 1, 2009, until the life insurance benefit terminates on June 1, 2011. In 1992, Mr. Post elected coverage under the Executive Life Plan, which is partially paid for by the Company, and currently provides coverage of $765,000. The estimated present value of the future lifetime amount the Company will pay is $68,506. Mr. Post will contribute an estimated present value future lifetime amount of $2,889. The Career Recognition Award described on page 34 of this proxy statement provides for Mr. Post to receive ten annual installments of $100,000, plus interest, following his retirement as described on page 34.

OVERALL COMPENSATION PROGRAM
          The HR Committee has reviewed the Company’s overall compensation program for its employees and has concluded that its program is balanced and does not encourage imprudent risk-taking. Employee compensation consists of some or all of the components described in the CDA under the heading “Executive Compensation Components” on page 28 of this proxy statement. The reasons why we believe our executive compensation program does not promote unacceptable risk-taking, as discussed in the CDA under the heading “Compensation Design Overview” on page 27 of this proxy statement, apply to our overall employee compensation program.
HR COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          The members of the HR Committee during the year ended December 31, 2009 were Messrs. Basha, Jamieson, and Lopez, Dr. Herberger, and Mses. Clark-Johnson and Grant. None of the members of the HR Committee is or has been an employee of the Company or any of its subsidiaries. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers.
PROPOSAL 2 – BYLAW AMENDMENT
          Section 2.02 of the Company’s Bylaws specifically provides that the Chairman of the Board, the President, or a majority of the Board may call a special meeting. At the 2009 Annual Meeting, the Company’s shareholders approved a proposal requesting the Board to amend the Bylaws and any other appropriate governing documents to permit holders of 10 percent of the outstanding common stock to call a special meeting. The Board has determined that a provision permitting shareholders to call a special meeting is appropriate. The Board is asking shareholders to vote to adopt the Bylaw amendment described below.
          While the Board recognizes that permitting holders of an appropriate percentage of the outstanding shares to call a special meeting promotes shareholder democracy; the Board also believes that a meaningful aggregate share ownership requirement properly balances the dual goals of shareholder democracy and efficient corporate governance.
          The Board is proposing, for approval by the Company’s shareholders, an amendment to Article II of the Company’s Bylaws to add a right permitting the holders of at least 25% of the voting power of the outstanding voting securities of the Company to call a special meeting of shareholders. The only circumstances in which a special meeting requested by at least 25% of the Company’s shareholders would not occur is if: (1) a meeting of shareholders that included an identical or substantially similar item of business, as determined in good faith by the Board (“Similar Business”), was held not more than 90 days before the Corporate Secretary received the special meeting request; (2) the Board has called or calls for a meeting of shareholders to be held within 90 days after the Corporate Secretary receives the special meeting request and the Board determines in good faith that the business to be conducted at such meeting includes Similar Business; or (3) the special meeting request relates to an item of business that is not a proper subject for shareholder action under, or involves a violation of, applicable law.
          The Board believes that establishing an ownership threshold of 25% in order to request a special meeting strikes a reasonable balance between enhancing shareholder rights and protecting against the risk that a small minority of shareholders could trigger a special meeting. Allowing a small minority of shareholders to call an unlimited number of special meetings would be disruptive to the Company’s normal business operations. The Company is required to provide each holder of its common stock a notice and proxy materials for every special meeting of shareholders, which could result in significant expenses. Moreover, preparing for shareholder meetings requires significant attention of the Company’s directors, officers and employees, diverting their attention away from performing their primary function, which is to operate the business of the Company in the best interests of shareholders.
          The Bylaw amendment will become effective upon receiving an affirmative vote of a majority of the votes cast on this proposal. The complete text of the proposed amendment, including the requirements and procedures for calling a special meeting of shareholders, is set forth in Appendix A.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE BYLAW AMENDMENT
PROPOSAL 3 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT ACCOUNTANTS OF THE COMPANY
Ratification
          The Audit Committee has selected Deloitte & Touch LLP (“D&T”) as the Company’s independent accountants for the year ending December 31, 2010 and has directed management to submit such selection for ratification by the shareholders at the Annual Meeting. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the shareholders’ best interests.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2010
The Independent Accountants
          The Audit Committee selected D&T, independent accountants, to examine the Company’s financial statements for the year ending December 31, 2010 and, pursuant to Proposal 3, has requested shareholder ratification of this selection. D&T served as the Company’s independent registered public accountants for the year ending December 31, 2009. Representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit Fees
          The following fees were paid to D&T for the last two fiscal years:

Type of Service	2008	2009
	($)	($)
Audit Fees [1]	2,786,733	2,340,938
Audit-Related Fees [2]	288,999	479,831
Tax Fees [3]	16,800	0

1 The aggregate fees billed for services rendered for the audit of annual financial statements and for review of financial statements included in Reports on Form 10-Q.
2 The aggregate fees billed for assurances services that are reasonably related to the performance of the audit or review of the financial statements that are not included in the Audit Fees reported above, which primarily consist of fees for an International Financial Reporting Standards Assessment for work performed in 2009 and employee benefit plan audits for work performed in 2008 and 2009.
3 The aggregate fees billed in 2008 primarily for tax compliance and tax planning.

Pre-Approval Policies
          The Audit Committee pre-approves each audit service and non-audit service to be provided by D&T. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by D&T if the services are not expected to cost more than $50,000. The Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by D&T for the Company in 2009 were pre-approved by the Audit Committee.

APPENDIX A
         If Proposal 2, amendment to the Company’s Bylaws to permit shareholders to call special shareholder meetings, is approved by the requisite number of shareholders at the 2010 Annual Meeting, Sections 2.02 and 2.05 of the Bylaws will be amended to read in their entirety as follows:
         2.02.      Special Meetings.
(a)
Except as otherwise required by law, special meetings of the shareholders may be held whenever and wherever called by the Chairman of the Board; the President; a majority of the Board of Directors; or shareholders as provided below. Subject to subsections (b) through (d) of this Section 2.02 and Section 2.05(b), a special meeting of shareholders shall be called by the Secretary upon the written request (a “Special Meeting Request”) of shareholders who, as of the date of the Secretary’s receipt of the Special Meeting Request, hold in the aggregate at least 25% (the “Requisite Percent”) of the voting power of the outstanding capital stock of the Company entitled to vote on the matter or matters to be brought before the proposed special meeting (each, a “Requesting Shareholder” and, collectively, the “Requesting Shareholders”). A Requesting Shareholder may revoke the Requesting Shareholder’s participation in a Special Meeting Request at any time by written revocation delivered to the Secretary and, if following such revocation, the remaining un-revoked requests are from Requesting Shareholders holding in the aggregate less than the Requisite Percent, the Board, in its discretion, may cancel the special meeting.

(b)
The Secretary shall not be required to call a special meeting upon a shareholder request if (i) an annual or special meeting of shareholders that included an identical or substantially similar item of business, as determined in good faith by the Board of Directors (“Similar Business”), was held not more than ninety (90) days before the Special Meeting Request was received by the Secretary; (ii) the Board of Directors has called or calls for an annual or special meeting of shareholders to be held within ninety (90) days after the Secretary receives the Special Meeting Request and the Board of Directors determines in good faith that the business to be conducted at such meeting includes Similar Business (for purposes of this Section 2.02(b), the election of directors shall be deemed to be Similar Business with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); (iii) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; or (iv) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law.

(c)
A special meeting requested pursuant to a properly submitted Special Meeting Request shall be held at such date, time, and place within or without the State of Arizona as may be fixed by the Board of Directors; provided, however, that (1) the date of any such special meeting shall be not more than ninety (90) days after the Secretary’s receipt of the properly submitted Special Meeting Request in the case of a Special Meeting Request relating to matters other than the election of directors and (2) as required by Article Fifth of the Articles, the date of any such special meeting shall be not more than one hundred and eighty (180) days after the Secretary’s receipt of the properly submitted Special Meeting Request in the case of a Special Meeting Request relating to the election of directors.

(d)
Business transacted at any special meeting requested by the shareholders shall be limited to the purpose(s) stated in the Special Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the shareholders, and to cause other business to be transacted, at any special meeting of shareholders.

         2.05.    Notice of Shareholder Business and Nominations.
(a)
Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders only (a) pursuant to the Company’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors, or (c) by any shareholder of the Company who was a shareholder at the time the notice provided for in this Section 2.05 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.05.

(2)
For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (a)(1) of this Section 2.05, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business (a) with respect to business to be brought before the meeting, on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company), and (b) with respect to nominations of persons to be elected to the Board of Directors, the one-hundred eightieth (180th) day prior to the date of the meeting at which the election is to occur. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(3)
In addition to meeting the timely notice requirements of paragraph (a)(2) of this Section 2.05, in order for nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (a)(1) of this Section 2.05, such shareholder’s notice shall set forth: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Company, the language for the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner, (iii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from shareholders in support of such proposal or nomination. The foregoing notice requirements of clauses (b) and (c) of paragraph (a)(3) of this Section 2.05 shall be deemed satisfied by a shareholder if the shareholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

(b)
Special Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at a special meeting of shareholders only (a) pursuant to the Company’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors, or (c) by Requesting Shareholders in compliance with Section 2.02 and this Section 2.05.

(2)
For nominations or other business to be properly brought before a special meeting pursuant to clause (c) of paragraph (b)(1) of this Section 2.05, the Special Meeting Request must be signed and dated by each of the Requesting Shareholders (or their duly authorized agents) and delivered to the Secretary. The Special Meeting Request must be sent to the Secretary at the principal executive offices of the Company by registered mail, return receipt requested. The Special Meeting Request shall set forth: (a) as to each person proposed to be nominated for election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business proposed to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Company, the language for the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of the Requesting Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to each Requesting Shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such Requesting Shareholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company that are owned beneficially and of record by such Requesting Shareholder and such beneficial owner, (iii) a representation that the Requesting Shareholder is a holder of record of stock of the Company entitled to vote at such meeting (and intends to continue to be such a holder at the date of the meeting) and that at least one of the Requesting Shareholders (or a qualified representative of least one of the Requesting

Shareholders) intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation that the Requesting Shareholder owns the stock of the Company in compliance with applicable law, including without limitation, that the Requesting Shareholder has received all necessary regulatory approvals to own and/or vote (or direct the voting of) the stock of the Company, (v) an acknowledgment by the Requesting Shareholder that any disposition of shares of stock of the Company held of record by such Requesting Shareholder as of the date of delivery of the Special Meeting Request and prior to the date of the special meeting of shareholders requested by such Requesting Shareholder shall constitute a revocation of such request with respect to such shares and if following such revocation, the remaining un-revoked requests are from Requesting Shareholders holding in the aggregate less than the Requisite Percent, the Board, in its discretion, may cancel the special meeting, and (vi) a representation whether the Requesting Shareholder or the beneficial owner, if any, intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from shareholders in support of such proposal or nomination. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. This Section 2.05(b) is the exclusive means by which a shareholder may nominate persons for election to the Board of Directors and/or present other business at a special meeting of shareholders.

(c)
General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.05 shall be eligible to be elected at an annual or special meeting of shareholders of the Company to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.05. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.05 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group that solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by clause (a)(2)(c)(iv) of this Section 2.05) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 2.05, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.05, (i) if the shareholder, including a Requesting Shareholder (or a qualified representative of the shareholder) does not appear at the annual or a special meeting of shareholders of the Company to present a nomination or business such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company and (ii) if requested by the Chairman in the case of a special shareholders meeting, the Requesting Shareholders (or a qualified representative of the Requesting Shareholders) shall provide documentary evidence to the Company that the Requesting Shareholders have not made a disposition of shares of stock of the Company held of record by such Requesting Shareholders as of the date of delivery of the Special Meeting Request and prior to the date of the special meeting of shareholders requested by such Requesting Shareholders such that the remaining un-revoked requests as of the date of the special meeting are from Requesting Shareholders holding in the aggregate less than the Requisite Percent. For purposes of this Section 2.05, to be considered a qualified representative of the shareholder, a person must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(2)      For purposes of this Section 2.05, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)      Notwithstanding the foregoing provisions of this Section 2.05, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.05. Nothing in this Section 2.05 shall be deemed to affect any rights (a) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Articles.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
You can now view the 2010 Annual Meeting materials on the Internet by pointing your browser to the Internet address set forth on the Notice of Internet Availability. Please review these materials and vote today in one of three ways:

INTERNET
http://www.proxyvoting.com/pnw
•	Go to the website address listed above

•	Have your proxy card ready

•	Follow the simple instructions that appear on your computer screen
OR
TELEPHONE
1-866-540-5760
•	Use any touch-tone telephone

•	Have your proxy card ready

•	Follow the simple recorded instructions
OR
MAIL
BNY Mellon Shareowner Services
P.O. Box 3550
South Hackensack, NJ 07606-9250
•	Mark, sign, and date your proxy card

•	Detach your proxy card

•	Return your proxy card in the postage-paid

envelope provided

If you vote by Internet or by telephone, DO NOT mail your proxy card.
Thank you for voting.

71741	Fulfillment
	71743	DETACH PROXY CARD HERE IF YOU ARE NOT
▼VOTING BY INTERNET OR TELEPHONE▼
The Board of Directors recommends a vote “For” the nominees listed in Proposal 1, “For” Proposal 2 and “For” Proposal 3.

Please mark your votes as indicated in this example	☒

PROPOSAL 1: Elect the eleven (11) persons listed below to serve as directors until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified. NOMINEES:	FOR ALL ☐	WITHHOLD FOR ALL ☐	FOR ALL EXCEPT ☐

01 Edward N. Basha, Jr. 07 Roy A. Herberger, Jr., Ph.D.
02 Donald E. Brandt 08 Humberto S. Lopez
03 Susan Clark-Johnson 09 Kathryn L. Munro
04 Denis A. Cortese, M.D. 10 Bruce J. Nordstrom
05 Michael L. Gallagher 11 W. Douglas Parker
06 Pamela Grant
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number of such nominee(s) on the line below.

	FOR	AGAINST	ABSTAIN

PROPOSAL 2: Amendment to the Company’s Bylaws to permit shareholders to call special shareholder meetings.	☐	☐	☐

PROPOSAL 3: Ratify the appointment of the Company’s independent accountants for the year ending December 31, 2010.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.
The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company’s 2010 Annual Meeting of Shareholders. This proxy may be revoked at any time prior to a vote thereon.
If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or other similar capacity, please give full title as such.

Dear Shareholders,
The 2010 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Heard Museum at 2301 North Central Avenue, Phoenix, Arizona 85004-1323 on May 19, 2010 at 10:30 a.m., Mountain Standard Time. At the meeting, shareholders will be asked to (i) re-elect eleven (11) directors to serve on the Board until the 2011 Annual Meeting of Shareholders; (ii) amend the Bylaws to permit shareholders to call special shareholder meetings; and (iii) ratify the appointment of the Company’s independent accountants for the year ending December 31, 2010.
Your vote is important and you may vote this proxy in one of three ways — by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all three (3) voting options. We encourage you to attend the Annual Meeting and have provided a map for your reference.

Sincerely, David P. Falck Executive Vice President, General Counsel and Secretary	Light rail station located on NW corner of Central and Encanto.
DETACH PROXY CARD HERE IF YOU ARE NOT
▼   VOTING BY INTERNET OR TELEPHONE  ▼

PROXY FORM	Pinnacle West Capital Corporation	PROXY FORM
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 19, 2010.
The undersigned hereby appoints Donald E. Brandt and David P. Falck, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the “Company”) to be held May 19, 2010, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment or postponement thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.
If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the “Plan”), then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned’s account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment or postponement thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 17, 2010 will be voted by the trustee in accordance with the Plan and trust documents. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee.
ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 (PLAN SHARES WILL BE VOTED BY THE PLAN TRUSTEE IN ACCORDANCE WITH THE PLAN AND TRUST DOCUMENTS).

Address Change/Comments
(Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) Fulfillment 71741 71743

Pinnacle West Capital Corporation
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be held on Wednesday, May 19, 2010

The Company’s Proxy Statement, Summary Annual Report and accompanying Form 10-K are available at
http://www.proxyvoting. com/pnw

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 5, 2010 to facilitate timely delivery.

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE
This is not a proxy card. You cannot use this notice to vote your shares.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Pinnacle West Capital Corporation Shareholder:
The 2010 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held on May 19, 2010 at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona 85004-1323 at 10:30 a.m., Mountain Standard Time.
Proposals to be considered at the Annual Meeting:
1.	Election of eleven (11) directors to serve until the 2011 Annual Meeting of Shareholders;

2.	Amendment to the Company’s Bylaws to permit shareholders to call special shareholder meetings; and

3.	Ratification of the appointment of the Company’s independent accountants for the fiscal year ending December 31, 2010.
The Board recommends a vote “FOR” Items 1, 2 and 3.

CONTROL NUMBER
↓

YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.	→

71741

Meeting location:
Heard Museum
2301 North Central Avenue
Phoenix, AZ 85004-1323
The following proxy materials are available for you to review online:
•	the Company’s 2010 Proxy Statement (including all attachments thereto);

•	the Company’s Summary Annual Report and accompanying Form 10-K for the year ended December 31, 2009; and

•	any amendments to the foregoing materials that are required to be furnished to shareholders.
To request a paper or e-mail copy of the proxy materials:
(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:	1-888-313-0164 (outside of the U.S. and Canada call 1-201-680-6688)

Email:	shrrelations@bnymellon.com

Internet:	http://www.proxyvoting.com/pnw
ACCESSING YOUR PROXY MATERIALS ONLINE
The proxy materials for Pinnacle West Capital Corporation are available to review at:
http://www.proxyvoting.com/pnw
MAKE SURE TO HAVE THIS NOTICE AVAILABLE WHEN YOU:
•	Request a paper or email copy of the proxy materials;

•	Want to view your proxy materials online; or

•	Want to vote your proxy electronically.
EASY ONLINE ACCESS – A CONVENIENT WAY TO VIEW PROXY MATERIALS AND VOTE
When you go online to view materials, you can also vote your shares as follows:
(You will need to reference the 11-digit control number located on the reverse side.)
Step 1:   Go to http://www.proxyvoting.com/pnw and view the proxy materials;
Step 2:   Select to either Vote Now or Request Printed Materials; and
Step 3:   Follow the instructions on the screen for your selection.
If you wish to attend and vote at the meeting, provided below is a map to the Heard Museum.
Light rail station located on NW corner of Central and Encanto.
71741